United States Securities and Exchange Commission

                             Washington, D.C. 20549

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              (Amendment No. ____)

                        SOUTHCOAST FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

        South Carolina                 6021                   57-1079460
-----------------------------  ----------------------------  -------------------
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

 530 Johnnie Dodds Boulevard, Mt. Pleasant, South Carolina 29464 (843) 884-0564
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

 530 Johnnie Dodds Boulevard, Mt. Pleasant, South Carolina 29464 (843) 884-0564
--------------------------------------------------------------------------------
                    (Address of principal place of business)

                                                Copies to:
L. Wayne Pearson                                George S. King, Jr., Esquire
Chairman                                        Haynsworth Sinkler Boyd, P.A.
Southcoast Financial Corporation                1201 Main Street, Suite 2200
530 Johnnie Dodds Boulevard                     Columbia, South Carolina 29201
Mt. Pleasant, South Carolina 29464              (803) 540-7818
(843) 884-0564
(Name, address and telephone number of
agent for service)

                                                Scott H. Richter, Esquire
                                                LeClair Ryan, A Professional
                                                707 East Main Street, 11th Floor
                                                Richmond, Virginia 23219
                                                (804) 343-4079

Approximate date of proposed sale to the public: As soon as possible after effectiveness of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each               Proposed maximum
class of securities         aggregate offering
to be registered            price(1)                 Amount of registration fee
----------------            ------------------       --------------------------

   Common Stock             $12,800,000.00             $1,035.52

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2003


                                _________ Shares

                        SOUTHCOAST FINANCIAL CORPORATION


                                     [LOGO]

                                  Common Stock




         We are offering ___________ shares of our common stock.


         Our common stock currently trades on the OTC Bulletin Board under the symbol "SOCB." The last reported sale was on ____________ ___, 2003 at $__.__ per share.


         Investing in our common stock involves risks. See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of our common stock.

                                ________________


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


         The shares of common stock we are offering are not deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

                                ________________



                                                                                    Per Share           Total

Public offering price.........................................................       $__.__         $___________
Underwriting discount.........................................................       $__.__         $___________
Proceeds, before expenses, to Southcoast Financial Corporation................       $__.__         $___________


         This is a firm commitment underwriting. The underwriter may also purchase up to __________ additional shares from us at the public offering price, less the underwriting discount, to cover over-allotments.

         The underwriter expects to deliver the shares to purchasers on _________ ___, 2003.



                               Trident Securities
                     A Division of McDonald Investments Inc.


                   This prospectus is dated _________ __, 2003

                           [Intentionally Left Blank]

                                     SUMMARY

         This summary provides an overview of selected information about us and the offering that is contained elsewhere in this prospectus. You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus. Unless this prospectus indicates otherwise or the context otherwise requires, the terms "we," "our," "us," "Southcoast Financial" or "Southcoast" as used in this prospectus refer to Southcoast Financial Corporation and its subsidiary Southcoast Community Bank, which we sometimes refer to as "our bank."


                                   SOUTHCOAST

         Southcoast Financial Corporation is a bank holding company headquartered in Mount Pleasant, South Carolina. Our wholly owned subsidiary, Southcoast Community Bank, commenced operations on July 20, 1998 and currently operates five branch offices in the rapidly growing Greater Charleston, South Carolina market area. We plan on opening two additional branches -- in Summerville and Goose Creek -- in late 2003. We also anticipate opening a branch in North Charleston during 2004.

         We have experienced significant growth in both assets and profitability during our five years of operation. As of June 30, 2003, we had assets of $220.2 million, representing a 41.1% increase from June 30, 2002. Our assets have grown 77.2% since December 31, 2000. For the six months ended June 30, 2003, our net income was $734,061, an increase of 43.6% compared to our net income for the six months ended June 30, 2002. Our earnings per basic share for the same period increased 41.2% from $0.34 to $0.48. For 16 consecutive quarters we have increased our earnings, while at the same time continuing our branch network expansion.

Our Market Opportunities

         The markets in the Greater Charleston area in which we operate and where we are establishing our branches are areas that have seen significant population growth in the past decade, and we expect such growth to continue. Recent expansion of road networks and bridges has spurred the commercial, residential and recreational development of previously inaccessible areas or locations difficult to get to because of the various waterways around Greater Charleston. The population of the Charleston Metropolitan Statistical Area grew 11% from 1990 to 2002, to a total of approximately 563,000. The seven cities with populations over 10,000 in the Charleston MSA grew by an aggregate of 18% from 1990 to 2000. We have offices in or are currently planning to put offices in six of those cities. The town of Mount Pleasant where we are headquartered has grown rapidly in the past 10 years, by 58%, and now ranks as the sixth largest city in South Carolina with the third highest per capita income in the state. Ancillary effects from this growth are increases in both small to medium-sized businesses and affluent households -- primary market groups for our bank.

         The region has a well-diversified economy based on tourism, the military, the Port of Charleston and the medical community. The Port of Charleston ranks first among container ports on the South Atlantic and Gulf coasts and is the fourth largest container port in the United States. There are numerous high-end resorts, including Kiawah Island and Wild Dunes, and other oceanside communities in the Greater Charleston area. The area attracts over four million visitors annually. Tourism in Charleston generates approximately $4.3 billion annually and provides an estimated 86,000 jobs.

         Charleston is also home to The Citadel, the College of Charleston, Charleston Southern University and the Medical University of South Carolina. The Charleston area also hosts installations of the U.S. Navy, U.S. Air Force, U.S. Army and U.S. Coast Guard.

         In addition to the rapid growth in our markets, we believe several trends in the Charleston market have created significant opportunities for us to strengthen our position.

     o Charleston, like many other markets, has experienced a great deal of consolidation in the banking industry. In a relatively short period of time, many of the banks headquartered in Charleston or that had operations there with significant autonomy were acquired by large regional banks. As a result, we believe many customers of these banks have experienced lower levels of customer service and have sought banks like ours where we focus on flexible, responsive service provided by experienced bankers.

     o Many of the larger banks that operate in our market have shifted their focus away from small and medium-sized businesses to larger national and multi-national companies. We believe this presents an outstanding opportunity to target companies with annual sales of up to $15 million. We believe this trend, combined with the experience of our commercial lending staff, has allowed us to nearly double our commercial loan portfolio from $45.4 million to $83.4 million during the 18-month period from December 31, 2001 to June 30, 2003.

     o Personnel changes associated with bank consolidation and the shift away from small businesses has also allowed us to hire an experienced senior management team. To support our growth and to assist our chief lending officer, in the last year we have hired two additional bankers that average over 25 years of experience in commercial banking in the Charleston market area. Most of our senior management has 30 or more years of banking experience in the Charleston market and have been very successful attracting customers with whom they have built relationships over the years.

Our Business Strategies

         Our goal is to continue our strong growth trend in assets and profitability. To accomplish this goal, we plan to focus on the following strategies:

     o Hiring and retaining highly experienced and qualified local banking professionals with successful track records and established customer relationships with small to medium-sized businesses and affluent households;

     o Providing individualized attention with consistent, efficient and local decision-making authority;

     o Building on our directors' and officers' diverse personal and business contacts, community involvement and professional expertise;

     o Expanding our branch network by opening select, strategically located branches in areas most convenient to our target market segments;

     o Capitalizing on the customer dissatisfaction that has been caused by our competitors' less than satisfactory response to the service and financial needs of small to medium-sized businesses and consumers;

     o Offering flexible depository and credit products that help customers solve problems and achieve goals while retaining appropriate levels of safety for the bank; and

     o Using technology to provide a broad array of efficient and convenient products and services.

         We believe that our business strategies allow us to effectively distinguish ourselves from other financial institutions operating in the Charleston market and to successfully attract and retain business relationships with our target customers.

Our Management Team

         We strongly believe that community banking is a people business that relies on exceptional personnel delivering personalized service to customers to establish and maintain relationships. We have assembled an experienced management team, most of whom have spent their entire banking career in the Charleston market, and are very involved in all aspects of the civic, political and business affairs of the communities in which we operate. We believe that our management team has the proven ability to take advantage of the opportunities in our market.

     o L. Wayne Pearson has been our Chairman and Chief Executive Officer since we commenced operations in 1998. Mr. Pearson has over 30 years experience in the banking and thrift business in the Charleston market. Prior to organizing Southcoast, he was a founding organizer and served as Chief Executive Officer of Lowcountry Savings Bank, Mount Pleasant, South Carolina. Lowcountry Savings Bank successfully operated until it was sold in 1997.

     o Paul D. Hollen, III has been our Executive Vice President and Chief Operating Officer since we opened for business in 1998. Prior to 1998, Mr. Hollen was the Chief Operating Officer of Lowcountry Savings Bank.

     o Robert M. Scott has served as Executive Vice President and Chief Financial Officer since we commenced operations. Mr. Scott has over 30 years experience in the banking business. Prior to 1998, he was the Chief Financial Officer of three different community banks, including Lowcountry Savings Bank.

     o Robert A. Daniel, Jr. is our bank's Senior Vice President and Chief Lending Officer. Mr. Daniel has over 30 years banking experience as a lender in the Greater Charleston area. Prior to joining us in 1998, Mr. Daniel was a lending officer with South Carolina National Bank, Liberty National Bank, Southern National Bank, Bank of Charleston and Anchor Bank, all of which have been consolidated into other, larger banks.

                                  The Offering

 Common stock offered by
 Southcoast Financial Corporation........         _________ shares.


 Common stock outstanding
  after the offering.....................         _________ shares.


 Use of net proceeds.....................         Our net proceeds from this offering will be approximately
                                                  $___ million.  We will use the net proceeds for general
                                                  corporate purposes, which will include increasing Southcoast
                                                  Community Bank's equity capital to facilitate its future
                                                  growth and expansion. See "Use of Proceeds" on page 9.


 Dividends...............................         After the closing of this offering, we intend to retain
                                                  future earnings to fund the development and growth of our
                                                  business.  We do not anticipate declaring cash dividends on shares of our common stock in the foreseeable future. See
                                                  "Dividend Policy" on page 10.


 Market symbol...........................         SOCB


 Risk factors............................         You should read the "Risk Factors" section beginning on
                                                  page 6 before deciding to purchase any of our shares.

         The number of shares of our common stock outstanding after this offering is based on the number of shares outstanding on ________ __, 2003, and excludes ________ shares of common stock issuable upon exercise of stock options outstanding under our stock option plan on June 30, 2003, of which _________ were exercisable. We have previously granted five stock dividends. We may grant additional stock dividends but there can be no assurance we will do so.

         Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriter's over-allotment option.

                               ------------------


         We were founded as a South Carolina corporation in 1999 for the sole purpose of becoming a holding company for Southcoast Community Bank. Southcoast Community Bank, our wholly-owned subsidiary, began operating as a South Carolina commercial bank in July 1998. Financial information in this prospectus for periods before the date Southcoast became a holding company for Southcoast Community Bank reflects the results of operations of the bank.

         Our principal executive offices are located at 530 Johnnie Dodds Boulevard, Mount Pleasant, South Carolina 29464. Our telephone number is (843) 884-0564.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         You should read the following summary consolidated financial information of Southcoast Financial in conjunction with our financial statements and the notes thereto appearing elsewhere in this prospectus and the information contained in "Management's Discussion and Analysis or Plan of Operation" beginning on page __.




                                                          Six Months
                                                      Ended June 30,(1)                    Years Ended December 31,
                                                      ------------------                   ------------------------
                                                       2003        2002        2002       2001        2000       1999        1998(2)
                                                       ----        ----        ----       ----        ----       ----        -------
                                                              (Dollars in thousands, except per share data)

Income Statement Data:
   Net interest income .......................    $  3,509    $  2,593    $  5,458    $  4,236    $  2,978    $  1,889     $    408
   Provision for loan losses .................         425         259         480         321         120         510          325
   Non-interest income .......................         984         875       1,767       1,137         648         232           20
   Non-interest expense ......................       2,922       2,369       4,866       4,043       3,187       2,012          787
   Income taxes (benefit) ....................         412         329         732         363         109        (138)        (233)
                                                  --------    --------    --------    --------    --------    --------     --------
   Net income (loss) .........................    $    734    $    511    $  1,147    $    646    $    210    $   (263)    $   (451)
                                                  ========    ========    ========    ========    ========    ========     ========
Per Share Data (3):
   Net income (loss) - basic .................    $   0.48    $   0.34    $   0.75    $   0.48    $   0.15    $  (0.19)    $  (0.32)
   Net income (loss) - diluted ...............        0.46        0.32        0.72        0.47        0.15       (0.19)       (0.32)
   Book value at period end ..................        8.79        7.94        8.32        7.59        6.91        6.64         6.88

Balance Sheet Data:
   Total assets ..............................    $220,229    $156,097    $181,169    $124,309    $ 92,128    $ 55,249     $ 20,683
   Total loans (net of unearned
     income) (4) .............................     185,279     122,572     145,068     101,077      75,375      43,988       11,147
   Total deposits ............................     166,064     121,356     132,655      81,856      66,172      38,245        9,559
   Shareholders' equity ......................      13,508      12,103      12,709      11,549       9,153       9,721       10,075

Performance Ratios:
   Return (loss) on  average assets ..........       0.74%       0.78%         0.78%       0.59%       0.28%     (0.68)%     (6.70)%
   Return (loss) on average
     shareholders' equity ....................      11.18%       9.53%         9.45%       6.69%       2.20%     (2.66)%     (9.74)%
   Net interest margin .......................       3.80%       4.31%         4.02%       4.21%       4.47%      5.49%       6.68%

Asset Quality Ratios:
   Allowance to period-end loans .............       1.15%       1.21%         1.21%       1.25%       1.25%      1.90%       2.92%
   Allowance to nonperforming loans ..........     188.27%     143.44%     1,625.86%     149.07%     577.30%      0.00%       0.00%
   Nonperforming assets to total
       assets ................................       0.50%       0.65%         0.06%       0.07%       1.02%      1.51%       0.00%
   Net charge-offs to average loans ..........       0.00%       0.01%         0.03%       0.05%       0.02%      0.00%       0.00%

Capital Ratios:
  Tier 1 risk-based capital ..................      10.82%      13.63%        12.53%      12.58%      14.39%     27.46%      87.98%
  Total risk-based capital ...................      15.97%      14.87%        18.75%      13.90%      15.87%     29.82%      90.82%
  Leverage capital ratio .....................       9.12%      12.27%        11.59%      10.57%      12.34%     25.25%      97.42%
  Total equity to total assets ...............       6.13%       7.75%         7.01%       9.29%       9.94%     17.59%      48.71%

   ----------------------------
     (1)  Unaudited.
     (2) Includes organizational and pre-opening costs as well as the results of operations from opening, July 20, 1998, to December 31, 1998.
     (3) All per share data has been adjusted for the 10% stock dividends declared in 1999, 2001, 2002 and 2003 and an additional 5% stock dividend declared in July, 2003.
     (4) Includes loans held for sale and is not net of the allowance for loan losses.

                                  RISK FACTORS

         Investment in our common stock involves a significant degree of risk. Before purchasing our common stock, you should consider the risks and speculative features that are inherent in and affect our business. You should only make an investment after careful consideration of the risk factors set forth below. You should not invest in our stock unless you can afford an investment involving such risks.

Risks Related to an Investment in Our Common Stock

         You may lose your total investment.

         Significant risks are associated with an investment in the common stock of a relatively new company and with investment in a banking business. Therefore, you should make sure, before investing, that you are financially able to sustain a total loss of any funds used to purchase our common stock. Our common stock is not a deposit, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

         Our common stock has a limited trading market, so you may have to hold the common stock indefinitely.

         Currently there is only a limited trading market for our stock, and it is not certain that an active and liquid trading market will develop or be maintained in the foreseeable future. Our common stock trades from time to time over the counter and such trades are reported on the OTC Bulletin Board under the symbol "SOCB." We cannot assure you that an active and liquid trading market will develop in our common stock, or if one does develop that it will continue after the offering. The development of an active public trading market depends upon the existence of willing buyers and sellers and is not within our control. For these reasons, our common stock may not be appropriate as a short-term investment, and you should be prepared to hold our common stock indefinitely. We also cannot assure you that you will be able to resell your shares of common stock for a price that is equal to or greater than the offering price.

         We will not pay cash dividends in the foreseeable future.

         We do not plan to pay cash dividends in the foreseeable future. We plan to use the funds that might otherwise be available to pay dividends to expand the business of Southcoast Financial and Southcoast Community Bank.

         Declaration and payment of dividends are within the discretion of our board of directors. Southcoast Community Bank will be our most likely source of funds with which to pay cash dividends. Our bank's declaration and payment of future dividends to us are within the discretion of the bank's board of directors, and are dependent upon its earnings, financial condition, its need to retain earnings for use in the business and any other pertinent factors. Payment of dividends by Southcoast Community Bank is also subject to various regulatory requirements.

         Provisions in our articles of incorporation and South Carolina law may discourage or prevent takeover attempts, and these provisions may have the effect of reducing the market price for our stock.

         Our articles of incorporation include several provisions that may have the effect of discouraging or preventing hostile takeover attempts, and therefore of making the removal of incumbent management difficult. The provisions include staggered terms for our board of directors and requirements of supermajority votes to approve certain business transactions. In addition, South Carolina law contains several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors, and may make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock. To the extent that these provisions are effective in discouraging or preventing takeover attempts, they may tend to reduce the market price for our stock.

         Our existing management will maintain significant control over us following the offering.

         Immediately following this offering, our current executive officers and directors will beneficially own approximately ___% of the outstanding shares of our common stock, or approximately ___% if the underwriter exercises its over-allotment option in full. These percentages may increase to the extent that the executive officers and directors elect to purchase shares in connection with this offering. Accordingly, our current executive officers and directors will be able to influence, to a significant extent, the outcome of all matters required to be submitted to our shareholders for approval (including decisions relating to the election of directors).

         We have broad discretion to use the net proceeds of this offering.

         We expect to use a substantial portion of the net proceeds to enhance and support the equity capital of our bank and retain the balance in Southcoast Financial. The net proceeds retained by Southcoast Financial will be used for working capital and other general corporate purposes, including providing additional contributions to the bank's capital as needed to support future loan production and asset growth, branch expansion in new and existing markets, and potential acquisitions to expand our retail branch network. Accordingly, we will have broad discretion as to the application of such proceeds. You will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these net proceeds. Our failure to use these funds effectively could have an adverse effect on our financial condition and results of operations.

Risks Related to Our Business

         We have a limited operating history, and as a result our financial performance to date may not be a reliable indicator of whether our business strategy will be successful.

         We did not commence operations until July 1998, and therefore have a limited historical basis upon which to rely for gauging our business performance. Our prospects are subject to the risks and uncertainties frequently encountered by companies in their early stages of development, including the risk that we will not be able to sucessfully implement our business plan. Accordingly, our financial performance to date may not be representative of our long-term future performance or indicative of whether our business strategy will be successful.

         We may be unable to successfully manage our sustained growth using the net proceeds from this offering.

         We have grown substantially from $92.1 million of total assets at December 31, 2000 to $220.2 million in total assets at June 30, 2003, an increase of 139.2%. Although we do not expect to continue to grow as fast as we have in the past, it is our intention to expand our asset base. In particular, we intend to use the funds raised in this offering to support anticipated increases in our loans. Additional capital also would increase our legal lending limit under federal law, which in turn would allow us to compete more actively in our market area for larger loans. Our future profitability will depend in part on our ability to manage growth successfully. Our ability to manage growth successfully will depend on our ability to maintain cost controls and asset quality while attracting additional loans and deposits, as well as on factors beyond our control, such as economic conditions and interest rate trends. If we grow too quickly and are not able to control costs and maintain asset quality, growth could materially adversely affect our financial performance.

         We depend on the services of a number of key personnel, and a loss of any of those personnel could disrupt our operations and result in reduced revenues.

         We are a relationship-driven organization. Our growth and development to date have depended in large part on the efforts of our senior management team. These senior officers have primary contact with our customers and are extremely important in maintaining personalized relationships with our customer base, a key aspect of our business strategy, and in increasing our market presence. The unexpected loss of services of one or more of these key employees could have a material adverse effect on our operations and possibly result in reduced revenues if we were unable to find suitable replacements promptly.

         If our loan customers do not pay us as they have contracted to, we may experience losses.

         Our principal revenue producing business is making loans. If the loans are not repaid, we will suffer losses. Even though we maintain an allowance for loan losses, the amount of the allowance may not be adequate to cover the losses we experience. We attempt to mitigate this risk by a thorough review of the creditworthiness of loan customers. Nevertheless, there is risk that our credit evaluations will prove to be inaccurate due to changed circumstances or otherwise.

         Our business is concentrated in Greater Charleston, and a downturn in the economy of the Charleston area, a decline in Charleston area real estate values or other events in our market area may adversely affect our business.

         Substantially all of our business is located in the Greater Charleston area. As a result, our financial condition and results of operations may be affected by changes in the Charleston economy. A prolonged period of economic recession, a general decline in Charleston area real estate values or other adverse economic conditions in Charleston may result in decreases in demand for our services, increases in nonpayment of loans and decreases in the value of collateral securing loans. The existence of adverse economic conditions, declines in real estate values or the occurrence of other adverse economic conditions in Charleston and South Carolina could have a material adverse effect on our business, future prospects, financial condition or results of operations.

         We face strong competition from larger, more established competitors which may adversely affect our ability to operate profitably.

         We encounter strong competition from financial institutions operating in the greater Charleston, South Carolina area. In the conduct of our business, we also compete with credit unions, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation as Southcoast. Many of these competitors have substantially greater resources and lending abilities than we have and offer services, such as investment banking, trust and international banking services that Southcoast does not provide. We believe that we have and will continue to be able to compete effectively with these institutions because of our
experienced   bankers  and  personalized   service,  as  well  as  through  loan
participations and other strategies and techniques. However, we cannot promise that we are correct in our belief. If we are wrong, our ability to operate profitably may be negatively affected.

Risks Related to Our Industry

         We are subject to governmental regulation which could change and increase our cost of doing business or have an adverse affect on our business.

         We operate in a highly regulated industry and are subject to examination, supervision and comprehensive regulation by various federal and state agencies. Our compliance with the requirements of these agencies is costly and may limit our growth and restrict certain of our activities, including, payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, and locations of offices. We are also subject to capitalization guidelines established by federal authorities and our failure to meet those guidelines could result, in an extreme case, in our bank's being placed in receivership.

         The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the impact of these changes on our business or profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

         We are susceptible to changes in monetary policy and other economic factors which may adversely affect our ability to operate profitably.

         Changes in governmental, economic and monetary policies may affect the ability of our bank to attract deposits and make loans. The rates of interest payable on deposits and chargeable on loans are affected by governmental regulation and fiscal policy as well as by national, state and local economic conditions. All of these matters are outside of our control and affect our ability to operate profitably.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements which involve risks and uncertainties. You can identify these forward-looking statements through our use of words that are not statements of historical fact such as "may," "will," "expect," "anticipate," "believe," "estimate," "intend," "intention," "continue," "goal," "strategy" or other similar words. We caution you that our actual results may differ significantly from the results we discuss in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: our growth and our ability to maintain growth; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the effect of interest rate changes on our level and composition of deposits, loan demand and the value of our loan collateral and securities; the effects of competition from other financial institutions; failure of assumptions underlying the establishment of our allowance for loan losses; general economic conditions; and the other factors discussed in "Risk Factors" beginning on page 6 of this prospectus. We have expressed our expectations, beliefs and projections in good faith and we believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

                                 USE OF PROCEEDS

         We estimate that we will receive $___ million in net proceeds from the sale of _______ shares of our common stock, using the public offering price of $_____ per share and after deducting the underwriting discount and other estimated offering expenses. We will receive additional net proceeds of up to $________ if the underwriter exercises the option granted to it in connection with this offering to cover over-allotments.

         We currently intend to use a portion of the net proceeds to enhance and support the equity capital of our bank and retain the balance in Southcoast. The net proceeds retained by Southcoast will be used for working capital and other general corporate purposes, including providing additional contributions to the bank's capital as needed to support future loan production and asset growth, branch expansion in new and existing markets, and potential acquisitions to expand our retail branch network. Our officers and directors will have broad authority in deciding how to use the net proceeds of the offering.

                                 CAPITALIZATION

         The following table shows our actual capitalization at June 30, 2003 and the pro forma capitalization as if this offering had been completed on that date. The pro forma capitalization assumes the sale of _________ shares and our receipt of $___ in estimated net proceeds, after deducting the underwriting discount and our estimated offering expenses.

                                                                                                           At June 30, 2003
                                                                                                           ----------------
                                                                                                                          Pro
                                                                                                     Actual              Forma
                                                                                                     ------              -----
Shareholders' Equity:                                                                                       (in thousands)
     Common stock, no par value, 20,000,000 shares authorized;
          1,463,788 shares outstanding; __________ shares pro forma (1) ..................          $11,433              $
     Retained earnings ...................................................................            2,023
     Accumulated other comprehensive income ..............................................               52
                                                                                                    -------              ----------
          Total shareholders' equity .....................................................          $13,508              $
                                                                                                    =======              ==========


     (1) Includes _________ shares issued pursuant to a 5% stock dividend declared in July, 2003. The table excludes __________ shares of common stock issuable upon the exercise of stock options outstanding under our stock option plan on June 30, 2003, of which _________ were exercisable.

          Our articles of incorporation do not presently authorize us to issue preferred stock.

                           MARKET FOR OUR COMMON STOCK

         Our common stock trades over the counter and the trades are reported on the OTC Bulletin Board under the symbol "SOCB". The following table shows the reported high and low closing sale prices for the periods indicated. The information below reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The prices have been adjusted to reflect 10% stock dividends declared in 2001, 2002 and 2003 and an additional 5% stock dividend declared in July 2003.

                                                         Low            High
                                                         ---            ----
                       2003
Third Quarter (through September 2) ..............    $   15.90      $   21.50
Second Quarter ...................................    $   13.82      $   16.86
First Quarter ....................................    $   10.41      $   14.45
                       2002
Fourth Quarter ...................................    $   10.03      $   10.58
Third Quarter ....................................    $    9.52      $   10.63
Second Quarter ...................................    $    8.50      $   10.80
First Quarter ....................................    $    7.43      $    8.12
                       2001
Fourth Quarter ...................................    $    7.42      $    8.50
Third Quarter ....................................    $    6.95      $    7.88
Second Quarter ...................................    $    6.18      $    7.73
First Quarter ....................................    $    6.18      $    6.60

         As of June 30, 2003, there were approximately 950 holders of record of our common stock, excluding individual participants in security position listings.

                                 DIVIDEND POLICY

         We do not plan to pay cash dividends in the forseeable future and may never pay cash dividends. We plan to use the funds that might otherwise be available to pay dividends to expand our business and the business of Southcoast Community Bank.

         If we ever pay cash dividends, the most likely source of funds will be dividends paid to us by Southcoast Community Bank. However, our board of directors anticipates that all or substantially all of our bank's earnings in the foreseeable future may be required for use in the development of the bank's business. Declaration and payment of future dividends and the type of dividend, cash or stock, are dependent upon the bank's earnings, financial condition, its need to retain earnings for use in the business, and other pertinent factors.

         The payment of cash dividends to us by the bank may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the FDIC, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of cash dividends), the FDIC may require, after notice and hearing, that such bank cease and desist from such practice. Paying cash dividends that deplete a bank's capital base to an inadequate level may constitute an unsafe and unsound banking practice. The FDIC has issued policy statements which provide that insured banks should generally only pay cash dividends out of current operating earnings. Southcoast Community Bank must also obtain the consent of the South Carolina Commissioner of Banking to pay cash dividends.

         We have historically granted stock dividends to shareholders. We declared 10% stock dividends in each of 1999, 2001, 2002, and April 2003 and an additional 5% stock dividend in July 2003. We may grant further stock dividends in the future, but only if our board of directors believes that it is desirable to do so.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected consolidated financial data for Southcoast Financial Corporation. The financial data for the five years ended December 31, 2002 are derived from our consolidated financial statements. The financial data for the six-month periods ended June 30, 2003 and 2002 are derived from our unaudited consolidated financial statements. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. You should read the consolidated selected financial data in conjunction with "Management's Discussion and Analysis or Plan of Operation," our consolidated financial statements and accompanying notes and other financial data included elsewhere in this prospectus.


                                                          Six Months
                                                      Ended June 30,(1)                    Years Ended December 31,
                                                      ------------------       -----------------------------------------------------
                                                       2003        2002        2002       2001        2000       1999        1998(2)
                                                       ----        ----        ----       ----        ----       ----        -------
                                                              (Dollars in thousands, except per share data)

Income Statement Data:
   Net interest income .......................    $  3,509    $  2,593    $  5,458    $  4,236    $  2,978    $  1,889     $    408
   Provision for loan losses .................         425         259         480         321         120         510          325
   Non-interest income .......................         984         875       1,767       1,137         648         232           20
   Non-interest expense ......................       2,922       2,369       4,866       4,043       3,187       2,012          787
   Income taxes (benefit) ....................         412         329         732         363         109        (138)        (233)
                                                  --------    --------    --------    --------    --------    --------     --------
   Net income (loss) .........................    $    734    $    511    $  1,147    $    646    $    210    $   (263)    $   (451)
                                                  ========    ========    ========    ========    ========    ========     ========
Per Share Data (3):
   Net income (loss) - basic .................    $   0.48    $   0.34    $   0.75    $   0.48    $   0.15    $  (0.19)    $  (0.32)
   Net income (loss) - diluted ...............        0.46        0.32        0.72        0.47        0.15       (0.19)       (0.32)
   Book value at period end ..................        8.79        7.94        8.32        7.59        6.91        6.64         6.88

Balance Sheet Data:
   Total assets ..............................    $220,229    $156,097    $181,169    $124,309    $ 92,128    $ 55,249     $ 20,683
   Total loans (net of unearned
     income) (4) .............................     185,279     122,572     145,068     101,077      75,375      43,988       11,147
   Total deposits ............................     166,064     121,356     132,655      81,856      66,172      38,245        9,559
   Shareholders' equity ......................      13,508      12,103      12,709      11,549       9,153       9,721       10,075

Performance Ratios:
   Return (loss) on  average assets ..........       0.74%       0.78%         0.78%       0.59%       0.28%     (0.68)%     (6.70)%
   Return (loss) on average
     shareholders' equity ....................      11.18%       9.53%         9.45%       6.69%       2.20%     (2.66)%     (9.74)%
   Net interest margin .......................       3.80%       4.31%         4.02%       4.21%       4.47%      5.49%       6.68%

Asset Quality Ratios:
   Allowance to period-end loans .............       1.15%       1.21%         1.21%       1.25%       1.25%      1.90%       2.92%
   Allowance to nonperforming loans ..........     188.27%     143.44%     1,625.86%     149.07%     577.30%      0.00%       0.00%
   Nonperforming assets to total
       assets ................................       0.50%       0.65%         0.06%       0.07%       1.02%      1.51%       0.00%
   Net charge-offs to average loans ..........       0.00%       0.01%         0.03%       0.05%       0.02%      0.00%       0.00%

Capital Ratios:
  Tier 1 risk-based capital ..................      10.82%      13.63%        12.53%      12.58%      14.39%     27.46%      87.98%
  Total risk-based capital ...................      15.97%      14.87%        18.75%      13.90%      15.87%     29.82%      90.82%
  Leverage capital ratio .....................       9.12%      12.27%        11.59%      10.57%      12.34%     25.25%      97.42%
  Total equity to total assets ...............       6.13%       7.75%         7.01%       9.29%       9.94%     17.59%      48.71%

   ----------------------------
     (1)  Unaudited.
     (2) Includes organizational and pre-opening costs as well as the results of operations from opening, July 20, 1998, to December 31, 1998.
     (3) All per share data has been adjusted for the 10% stock dividends declared in 1999, 2001, 2002 and 2003 and an additional 5% stock dividend declared in July, 2003.
     (4) Includes loans held for sale and is not net of the allowance for loan losses.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion is intended to assist you in understanding the financial condition and results of operations of Southcoast Financial
Corporation and Subsidiary, and should be read in conjunction with the consolidated financial statements and related notes beginning on page F-2. All per share data in this discussion has been adjusted to reflect the 10% and 5% stock dividends declared in April and July of 2003.

Overview

         For the six months ended June 30, 2003, our net income increased by 43.6% compared to the same period in 2002, from $511,216 to $734,061. Earnings per share for the first six months of 2003 were $0.48 per basic share compared to $0.34 for the comparable period of 2002. This increase primarily resulted from loan growth, increases in fees on deposit accounts and gains on the sale of loans. Our return on average assets was 0.74% for the first six months of 2003 compared to 0.78% for the first six months of 2002. Our return on average equity was 11.2% and 9.5% for the six months ended June 30, 2003 and 2002, respectively.

         For the year ended December 31, 2002, we had net income of $1,146,700 compared to net income of $646,417 for the year ended December 31, 2001. Our earnings per basic share were $0.75 in 2002 compared to $0.48 in 2001.

         During the first six months of 2003, total loans increased 32.2% from $136.4 million at December 31, 2002 to $180.3 million at June 30, 2003. Total deposits at June 30, 2003 were $166.1 million, a 25.2% increase from $132.7 million at December 31, 2002. During 2002, our total loans grew 40.6% from $97.0 million at year end 2001 to $136.4 million at year end 2002. Our deposits grew by 62.0% from $81.9 million at December 31, 2001 to $132.7 million at December 31, 2002. The growth in our loans and deposits reflects our sustained growth and continued penetration in our markets.

         Our allowance for loan losses was $2.1 million at June 30, 2003 compared to $1.7 million at June 30, 2002. The allowance for loan losses as a percentage of period end loans was 1.15% at June 30, 2003 and 1.21% at June 30, 2002. The provisions for loan losses were $425,000 and $259,000 for the six months ended June 30, 2003 and 2002, respectively. Our ratios of nonperforming assets to total assets was 0.5% at June 30, 2003 compared to 0.7% at June 30, 2002. Net charge-offs to average loans were 0.00% and 0.01% at June 30, 2003 and June 30, 2002, respectively.

      Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Results of Operations

           We had net income from operations for the year ended December 31, 2002 of $1,146,700 or $0.75 per basic share compared to net income for the year ended December 31, 2001 of $646,417 or $0.48 per basic share. Our net interest income (the difference between interest earned on interest earning assets and interest paid on interest bearing liabilities) for 2002 was $5.5 million as compared to $4.2 million for 2001. We also had other operating income (principally service charges, fees and commissions) of $1.8 million in 2002 and $1.1 million in 2001. We provided $479,930 and $321,000 to the allowance for loan losses in 2002 and 2001, respectively, and had other operating expenses (principally salaries and benefits and occupancy and equipment expenses) of $4.9 million in 2002 and $4.0 million in 2001.

Net Interest Income

         Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, time deposits in other banks and federal funds sold), less the interest expenses incurred on interest bearing liabilities (interest bearing deposits and borrowed money), and is the principal source of our earnings. Changes that affect net interest income include changes in the average rate earned on interest earning assets, changes in the average rate paid on interest bearing liabilities, and changes in the volumes of interest earning assets and interest bearing liabilities.

           During the year ended December 31, 2002, net interest income was $5.5 million. For the year ended December 31, 2001, net interest income was $4.2 million. This increase was primarily attributable to an increase in volume as average interest earning assets increased to $135.8 million in 2002 from $100.5 million in 2001. The increase in volume was attributable to the continuing growth of the branch network, as well as the opening of new branches in December 2001 and March 2002. The average yield on interest earning assets decreased from 8.50% to 6.90% from 2001 to 2002, while the average cost of interest bearing liabilities decreased from 4.85% to 3.27%. The net yield on average interest earning assets decreased from 4.21% in 2001 to 4.02% in 2002.

           The following table provides a detailed analysis of the effective yields and rates on the categories of interest earning assets and interest bearing liabilities for the years ended December 31, 2002 and 2001.

                                                                                 Average Balances, Yields and Rates

                                                                 Year Ended December 31, 2002       Year Ended December 31, 2001
                                                                 -----------------------------    -------------------------------
                                                                             Interest                           Interest
                                                                 Average      Income/    Yields/    Average      Income/     Yields/
                                                                 Balance(1)   Expense     Rates   Balance(1)     Expense      Rates
                                                                 ----------   -------     -----   ----------     -------      -----
Assets                                                                                 (Dollars in thousands)
Federal funds sold ........................................      $ 10,581      $  169     1.60%    $  2,058        $   82      4.00%
Investment securities .....................................         7,402         315     4.27%       7,308           458      6.27%
Loans (2) (3) .............................................       117,825       8,888     7.54%      91,175         8,003      8.78%
                                                                 --------      ------     -----    --------        ------      -----
  Total interest earning assets ...........................       135,808       9,372     6.90%     100,541         8,543      8.50%
                                                                               ------                              ------
Other assets ..............................................        10,430                             8,705
                                                                 --------                          --------
  Total assets ............................................      $146,238                          $109,246
                                                                 ========                          ========

Liabilities and shareholders' equity
Interest bearing deposits .................................      $ 96,864       2,805     2.90%    $ 66,871        $3,269      4.89%
Trust preferred and FHLB advances .........................        22,827       1,109     4.86%      22,013         1,039      4.72%
                                                                 --------      ------     -----    --------        ------      -----
    Total interest bearing liabilities ....................       119,691       3,914     3.27%      88,884         4,308      4.85%
Noninterest bearing demand deposits .......................        13,960                            10,169
Other liabilities .........................................           459                               541
                                                                 --------                          --------
    Total liabilities .....................................       134,110                            99,594
Shareholders' equity ......................................        12,128                             9,652
                                                                 --------                          --------
  Total liabilities and  shareholders' equity .............      $146,238                          $109,246
                                                                 ========                          ========
Interest rate spread (4) ..................................                               3.63%                                3.65%
Net interest income and net yield
  on earning assets (5) ...................................                    $5,458     4.02%                    $4,235      4.21%
Interest free funds supporting earning assets (6) .........       $16,117                           $11,657

(1)  Average balances are computed on a daily basis.
(2)  Does not include non-accruing loans.
(3)  Includes loan fees of $671 in 2002 and $438 in 2001.
(4) Total interest earning assets yield less total interest bearing liabilities rate.
(5)  Net interest income divided by total interest earning assets.
(6)  Total interest earning assets less total interest bearing liabilities.

Rate/Volume Analysis of Net Interest Income

         The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income, for the periods indicated, is shown in the table below. The effect of a change in average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balance in the earlier period to the change in the average rate in the later period, as compared with the earlier period. Changes resulting from average balance/rate variances are included in changes resulting from rate.

                                                   Year Ended December 31,
                                                    2002 compared to 2001
                                                  Increase (Decrease) Due to
                                                  --------------------------
                                               Volume       Rate         Change
                                               ------       ----         ------
                                                     (Dollars in thousands)
Interest earned on:
  Federal funds sold .....................     $   341     $  (254)     $    87
  Investments ............................           6        (149)        (143)
  Net loans ..............................       2,340      (1,455)         885
                                               -------     -------      -------
Total interest income ....................       2,687      (1,858)         829
                                               -------     -------      -------

Interest paid on:
  Deposits ...............................       1,467      (1,931)        (464)
  Trust preferred and FHLB advances ......          38          32           70
                                               -------     -------      -------
Total interest expense ...................       1,505      (1,899)        (394)
                                               -------     -------      -------

Change in net interest income ............     $ 1,182     $    41      $ 1,223
                                               =======     =======      =======


Interest Rate Sensitivity

         Interest rate sensitivity management is concerned with the timing and magnitude of repricing assets compared to liabilities, and is an important part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movement. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

         The following table indicates that, on a cumulative basis through twelve months, repricing rate sensitive assets exceeded rate sensitive liabilities, resulting in an asset sensitive position at December 31, 2002 of $10.8 million for a cumulative gap ratio of 1.09% which was in conformity with our asset-liability management policies. When interest sensitive liabilities exceed interest sensitive assets for a specific repricing "horizon", a negative interest sensitivity gap results. The gap is positive when interest sensitive assets exceed interest sensitive liabilities. For a bank with a positive gap, such as Southcoast Community Bank, rising interest rates would be expected to have a positive effect on net interest income and falling rates would be expected to have the opposite effect.

         The table below reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Time deposits in other banks are reflected in the deposits' maturity dates. Repurchase agreements and other borrowed funds are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty day or shorter period. However, we are under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits are reflected at their contractual maturity dates. Fixed rate advances are reflected at their contractual maturity dates, and variable rate advances are reflected in the earliest repricing interval since they were borrowed under the daily rate credit option, and reprice daily.

                          Interest Sensitivity Analysis

                                                                                       December 31, 2002
                                                                                       -----------------
                                                                Within         4-12        Over 1-5          Over 5
                                                               3 Months       Months        Years            Years           Total
                                                               --------       ------        -----            -----           -----
                                                                                     (Dollars in thousands)
Interest earning assets:
   Time deposits in other banks ........................      $  1,406       $      0        $      0       $      0        $  1,406
   Federal funds sold ..................................        14,583              0               0              0          14,583
   Other investments ...................................         3,221              0           4,042              0           7,263
   Loans
      Fixed rate .......................................        13,302          8,427          10,177          8,273          40,179
      Variable rate ....................................        37,342         50,216           7,609          1,039          96,206
                                                              --------       --------        --------       --------        --------
        Total interest earning assets ..................      $ 69,854       $ 58,643        $ 21,828       $  9,312        $159,637
                                                              ========       ========        ========       ========        ========

Interest bearing liabilities:
   Interest bearing deposits
      Interest bearing transaction accounts ............      $  3,497       $  2,043        $  1,362       $    681        $  7,583
      Savings ..........................................        11,543          4,811           3,208          1,604          21,166
      Time deposits $100M and over .....................         6,812         17,778             988              0          25,578
      Other time deposits ..............................        16,672         37,347           6,193            723          60,935
                                                              --------       --------        --------       --------        --------
        Total interest bearing deposits ................        38,524         61,979          11,751          3,008         115,262
     Trust preferred and FHLB advances .................        17,200              0           5,800         11,500          34,500
                                                              --------       --------        --------       --------        --------

        Total interest bearing liabilities .............      $ 55,724       $ 61,979        $ 17,551       $ 14,508        $149,762
                                                              ========       ========        ========       ========        ========

Interest sensitivity gap ...............................      $ 14,130       $ (3,336)       $  4,277       $ (5,196)
Cumulative interest sensitivity gap ....................      $ 14,130       $ 10,794        $ 15,071       $  9,875

Gap ratio ..............................................          1.25%          0.95%           1.24%          0.64%
Cumulative gap ratio ...................................          1.25%          1.09%           1.11%          1.07%

Provision for Loan Losses

         The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for estimated loan losses inherent in our loan portfolio. Loan losses or recoveries are charged or credited directly to the allowance. The level of the allowance for loan losses is based on management's judgment as to the amount required to maintain an allowance adequate to provide for probable losses which have been incurred in the loan portfolio as of the balance sheet date, although the exact amount of such losses and the specific loans cannot be identified yet. We provided $479,930 and $321,000 to the allowance during the years ended December 31, 2002 and 2001, respectively. The increase was attributable to the increase in loans outstanding.

Noninterest Income

         Other noninterest income, which consists primarily of service fees on deposit accounts, fees on loans sold and other fee income, increased by $629,910 or 55.4% for the year ended December 31, 2002. The increase is primarily the result of increases in deposit accounts, the increased volume of loans sold and rental income.

Noninterest Expenses

         Other noninterest expenses, which consist primarily of salaries and employee benefits, net occupancy and data processing expenses, totaled $4.9 million for the year ended December 31, 2002 as compared to $4.0 million for the year ended December 31, 2001. The increase in expenses was due to normal increases in salary and benefits, increases in staff and facilities needed to support the increase in assets and the opening of new branch offices in Mount Pleasant and Johns Island.

Income Taxes

         During the year ended December 31, 2002, we recorded a tax expense of $732,900 compared to $362,595 for the year ended December 31, 2001. We account for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Certain items of income and expense (principally provision for loan losses, depreciation and pre-opening expenses) are included in one reporting period for financial accounting purposes and another for income tax purposes.

Investment Portfolio

         As of December 31, 2002, our investment portfolio comprised approximately 3.3% of our total assets. The following table summarizes the carrying value amounts of securities held by us at December 31, 2002 and at December 31, 2001. Available-for-sale securities are stated at estimated fair value. We had no securities which were held for investment at December 31, 2002 or 2001.

                        Securities Portfolio Composition

                                                                      December 31, 2002                   December 31, 2001
                                                                      -----------------                   -----------------
                                                                           Net                                   Net
                                                                        Unrealized                           Unrealized
                                                               Book      Holding        Fair        Book       Holding        Fair
                                                              Value        Gain         Value       Value        Gain         Value
                                                              -----        ----         -----       -----        ----         -----
                                                                                      (Dollars in thousands)
Available-for-sale:
    U. S. Government Agency obligations ..............       $4,885       $   63       $4,948       $6,188       $  105       $6,293
    Other investments ................................        1,000            0        1,000          500            0          500
                                                             ------       ------       ------       ------       ------       ------
                                                             $5,885       $   63       $5,948       $6,688       $  105       $6,793
                                                             ======       ======       ======       ======       ======       ======

         The following table presents maturities and weighted average yields of debt securities available for sale at December 31, 2002. Available-for-sale securities are stated at estimated fair value. We had no held-for-investment securities at December 31, 2002.

                   Securities Portfolio Maturities and Yields

                                                    December 31, 2002
                                                    -----------------
                                                 Book
                                                 Value              Yield
                                                 -----              -----
                                                  (Dollars in thousands)
U. S. Government Agency obligations
         Due from one to five years .........   $4,000              4.23%
         Due from five to ten years .........        0                  0
         Due after ten years ................      885              5.76%
                                                ------
                  Total .....................   $4,885              4.51%
                                                ======

Other Investments
         Due from one to five years .........   $    0                  0
         Due from five to ten years .........        0                  0
         Due after ten years ................    1,000              4.25%
                                                ------
                  Total .....................   $1,000              4.25%
                                                ======

Loan Portfolio

         Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries, and there are no foreign loans. Nearly all of the loans are to customers in our market area or secured by real estate located in our market area.

         The amounts of loans outstanding at December 31, 2002 and 2001 are shown in the following table according to type of loan:

                           Loan Portfolio Composition

                                                                                December 31,
                                                                                ------------
                                                                    2002                          2001
                                                                    ----                          ----
                                                            Amount       % of Total       Amount       % of Total
                                                            ------       ----------       ------       ----------
                                                                           (Dollars in thousands)

         Commercial                                        $ 78,793         57.8%         $45,435         46.9%
         Real estate - construction                          16,826         12.3              103          0.1
         Real estate - mortgage                              35,649         26.1           46,553         48.0
         Consumer                                             5,117          3.8            4,861          5.0
                                                           --------         ----                           ---
             Total loans                                    136,385        100.0%          96,952        100.0%
                                                                           =====                         =====
         Less allowance for loan losses                      (1,656)                       (1,215)
                                                           --------                       -------
            Loans, net                                     $134,729                       $95,737
                                                           ========                       =======

         The change in the loan mix at December 31, 2002 from year-end December 31, 2001 is the direct result of management's decision to sell the majority of its mortgage loans and the continuation of a strong commercial market in the Charleston area.

         A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

         Commercial loans primarily represent loans made to businesses to finance working capital, equipment, inventory, furniture and fixtures, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures as well as real estate. Approximately 85% of our commercial loans are secured by real estate. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt to worth ratios. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions, as well as situations peculiar to a borrower's business or industry. To control risk, initial and continuing financial analysis of a borrower's financial information is required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan to cost ratios are limited to 80% unless there is private mortgage insurance and permanent financing commitments are required prior to the advancement of loan proceeds.

         Real estate mortgage loans are made to finance the acquisition of or refinance real estate. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. At December 31, 2002, 78% of residential real estate loans were owner occupied. Loan-to-value ratios for these loans are generally limited to 80% unless there is private mortgage insurance. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of our loans, by type, at December 31, 2002, as well as the type of interest requirement on such loans.

                                                                                              December 31, 2002
                                                                                              -----------------
                                                                           One Year          One to        Five Years
                                                                             or Less        Five Years       or More          Total
                                                                             -------        ----------       -------          -----
                                                                                            (Dollars in thousands)

Commercial .........................................................        $ 62,253        $ 14,752        $  1,608        $ 78,613
Real estate - construction .........................................          13,687           3,284               0          16,971
Real estate - mortgage .............................................          13,608           9,174           8,625          31,407
Consumer ...........................................................           6,894           2,327             173           9,394
                                                                            --------        --------        --------        --------
         Total loans ...............................................        $ 96,442        $ 29,537        $ 10,406        $136,385

Predetermined rate, maturity greater  than one year ................               0        $ 10,177        $  8,273        $ 18,450
                                                                            --------        --------        --------        --------

Variable rate or maturity within one year ..........................        $ 96,442        $ 19,360        $  2,133        $117,935

Nonperforming Loans; Other Problem Assets

         When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. At December 31, 2002, we had $101,854 of non-accrual loans and there were no loans 90 days or more past due as to principal or interest that were not included in nonaccrual loans. The gross interest income which would have been recorded under the original terms of the loans amounted to $4,462 in 2002. At December 31, 2001, we had $814,982 of non-accrual loans and there were no loans 90 days or more past due as to principal or interest that were not included in nonaccrual loans.

Potential Problem Loans

         Management identifies and maintains a list of potential problem loans. These are loans that are not included in nonaccrual status, or loans that are past due 90 days or more and still accruing interest. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of the borrower that causes serious doubts as to the ability of such borrower to comply with the current loan repayment terms. There were no loans determined by management to be potential problem loans at December 31, 2002.

Real Estate Owned

         We had no real estate owned pursuant to foreclosure or in-substance foreclosure at either December 31, 2001 or 2002. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair value is determined by appraisal at the time of acquisition.

Allowance for Loan Losses

         The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that it is more likely than not such loans have become uncollectible. Recoveries of previously charged off loans are credited to the allowance. The following table summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

         In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by Southcoast Community Bank, current economic conditions affecting the borrowers' ability to repay, the volume of loans, and the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of probable losses which had been incurred in the loan portfolio as of December 31, 2002.

         In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated quarterly. The methodology utilizes a loan risk grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio, as well as other off-balance sheet credit risks such as loan commitments and standby letters of credit. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators review the adequacy of the allowance for loan losses as part of their examination of Southcoast Community Bank and may require adjustments to the allowance based upon information available to them at the time of the examination.

         The allowance is not allocated to different segments of the portfolio. We charge losses from any segment of the portfolio to the allowance without any allocation.

                         Summary of Loan Loss Experience

                                                                                                          Year Ended
                                                                                                          ----------
                                                                                          December 31, 2002        December 31, 2001
                                                                                          -----------------        -----------------
                                                                                                     (Dollars in thousands)

Total loans outstanding at end of period ...........................................               $136,385                $ 96,952
Average amount of loans outstanding ................................................                117,825                  91,175

Balance of allowance for loan losses - beginning ...................................                  1,215                     941
Loans charged off ..................................................................                     39                      47
                                                                                                   --------                --------

        Total charge-offs ..........................................................                     39                      47

Recoveries of loans previously charged-off .........................................                      0                       0
                                                                                                   --------                --------

Net charge-offs ....................................................................                     39                      47

Additions to allowance charged to expense ..........................................                    480                     321
                                                                                                   --------                --------

Balance of allowance for loan losses - ending ......................................               $  1,656                $  1,215
                                                                                                   --------                --------
Ratios
     Net charge-offs during period to average
        loans outstanding during period ............................................                   0.03%                   0.05%
     Net charge-offs to loans at end of period .....................................                   0.03%                   0.05%
     Allowance for loan losses to average loans ....................................                   1.41%                   1.33%
     Allowance for loan losses
         to loans at end of period .................................................                   1.21%                   1.25%
     Allowance for loan losses to nonperforming loans
        at end of period ...........................................................               1,625.86%                 149.07%
     Net charge-offs to allowance for loan losses ..................................                   2.36%                   3.86%
     Net charge-offs to provision for loan losses ..................................                   8.13%                  14.64%

Deposits

         The average amounts and the average rates paid of deposits held by us for the years ended December 31, 2002 and 2001 are summarized below:

                                                                                             Average Deposits
                                                                                          Year Ended December 31,
                                                                                          -----------------------
                                                                                   2002                             2001
                                                                                   ----                             ----
                                                                         Amount            Rate           Amount              Rate
                                                                         ------            ----           ------              ----
                                                                                              (Dollars in thousands)

Noninterest bearing demand ...................................        $ 13,960              0.00%        $ 10,169              0.00%
Interest bearing transaction accounts ........................           8,234              0.59            7,407              2.32
Savings ......................................................          18,195              1.85           15,869              3.65
Time deposits - $100,000 and over ............................          21,560              3.61           13,443              5.76
Other time deposits ..........................................          48,875              3.38           30,152              5.65
                                                                      --------                           --------

         Total deposits ......................................        $110,824              2.53%        $ 77,040              4.24%
                                                                      ========                           ========

         The following table is a summary of time deposits of $100,000 or more by remaining maturities at December 31, 2002:

                                                        Amount          Percent
                                                        ------          -------
                                                        (Dollars in thousands)

Three months or less .......................           $ 6,812            26.6%
Three to six months ........................             9,762            38.2%
Six to twelve months .......................             8,016            31.3%
Over twelve months .........................               988             3.9%
                                                       -------          ------

     Total .................................           $25,578           100.0%
                                                       =======          ======

         Wholesale time deposits (certificates held by corporations, banks, credit unions, etc., on a national level) totaled $20.3 million as of December 31, 2002. It is a common industry practice not to consider time deposits of $100,000 or more and wholesale time deposits as core deposits because their retention  can be  expected  to be  heavily  influenced  by rates  offered,  and therefore  they  have  the  characteristics  of  shorter-term  purchased  funds.
Wholesale  time  deposits  and time  deposits of  $100,000  or more  involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources of cash to achieve an appropriate level of liquidity. Such deposits are generally more volatile and interest rate sensitive than other deposits.

Trust Preferred Securities

         On May 3, 2002 and December 16, 2002, in two separate transactions, Southcoast Capital Trust I and II (the "Capital Trusts"), wholly-owned subsidiaries of Southcoast Financial, issued and sold a total of 11,000 floating rate securities, with $1,000 liquidation amount per security, (the "Capital Securities") to institutional buyers in a pooled trust preferred issue. The Capital Securities, which are reported on the consolidated balance sheet as trust preferred debt, generated proceeds of $11.0 million. The Capital Trusts loaned these proceeds to us to use for general corporate purposes. The trust preferred debt qualifies as Tier 1 capital under Federal Reserve guidelines, subject to limitations. At December 31, 2002 $4.2 million of our Tier 1 capital was trust preferred debt.

         Debt issuance costs, net of accumulated amortization, from trust preferred debt totaled $378,000 at December 31, 2002 and are included in other assets on the consolidated balance sheet. Amortization of debt issuance costs from trust preferred debt totaled $28,061 and is reported in other expenses on the consolidated income statement.

Short-Term Borrowings

         At December 31, 2002 and 2001, we had outstanding borrowings due within one year of $9.7 million and $12.3 million, respectively. With the exception of $3.5 million outstanding at December 31, 2002 on which the interest rate was fixed at 3.60%, all of the short-term borrowings were at variable interest rates, which were 1.30% at December 31, 2002, and a weighted average rate of 1.85% at December 31, 2001. All of the short-term borrowings were from the Federal Home Loan Bank of Atlanta or the Bankers Bank and were collateralized by lender stock and residential mortgage loans. The maximum amount of such borrowings at any month end was $6.2 million for 2002 and $9.8 million for 2001. The approximate average amount of such borrowings and average weighted interest rate was $3.1 million and 1.66% for 2002 and $5.1 million and 3.41% for 2001.

Return on Equity and Assets

         The following table shows our return on assets (net income divided by average assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2002 and 2001.

                                                 Years Ended December 31,
                                                 ------------------------
                                                   2002            2001
                                                   ----            ----

               Return on  assets                   0.78%           0.59%
               Return on  equity                   9.45%           6.69%
               Dividend payout ratio               0.00%           0.00%
               Equity to asset ratio               8.29%           8.85%

         The return on assets and equity improved significantly from 2001 to 2002 but is still below levels typically found in community banks in South Carolina. We have opened five offices since June 1998. In each case, we have incurred substantial preopening and start-up expenses which have reduced net income. We plan to open two additional branches in late 2003, another branch in 2004 and we may open additional branches when it appears that doing so would be advantageous to us. Any such additional openings will be likely to reduce earnings, at least temporarily.

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within our service area. Core deposits (total deposits less Jumbo Certificates and wholesale time deposits) provide a relatively stable funding base, and were equal to 65.70% of total deposits at December 31, 2002. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. Southcoast Community Bank is a member of the FHLB of Atlanta and, as such, has the ability to borrow against the security of its 1-4 family residential mortgage loans. At December 31, 2002, we had borrowed $23.5 million from the FHLB of Atlanta and had the ability to borrow up to 30% of our assets or an additional $3.2 million. We also had $3.5 million available through a line of credit with another bank as an additional source of liquidity funding. At December 31, 2002, we had outstanding commitments to make up to $18.8 million in loans, as well as standby letters of credit of $418,032. Management believes that our overall liquidity sources are adequate to meet our operating needs in the ordinary course of business.

Capital Resources

         Our equity capital increased by $1.2 million during 2002 as the result of net operating income of $1.1 million and proceeds of $39,202 generated by the sale of 4,498 of our common shares through an employee stock purchase plan, offset by a net decrease of unrealized gains in the investment portfolio of $25,942.

         We are subject to regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, federal financial institution regulatory authorities are required to implement prescribed "prompt corrective action" upon the deterioration of the capital position of a bank. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated.

         Southcoast Community Bank's December 31, 2002 capital ratios are presented in the following table, compared with the "well capitalized" and minimum ratios under the FDIC regulatory definitions and guidelines:

                                                                                                                  To be well
                                                                                                                  capitalized
                                                                                                                  under prompt
                                                                                       For capital                 corrective
                                                                                   adequacy purposes           action provisions
                                                                                   -----------------           -----------------
                                                           Actual                        Minimum                     Minimum
                                                           ------                        -------                     -------
                                                     Amount          Ratio        Amount         Ratio        Amount          Ratio
                                                     ------          -----        ------         -----        ------          -----
                                                                                 (Dollars in thousands)
As of December 31, 2002
   Total capital (to risk
      weighted assets) ....................         $17,107          12.8%       $10,681          8.0%       $13,351          10.0%
   Tier 1 capital (to risk
      weighted assets) ....................          15,451          11.6%         5,341          4.0%         8,011           6.0%
   Tier 1 capital (to average
      assets)(leverage) ...................          15,451           9.2%         6,706          4.0%         8,382           5.0%

Off-Balance Sheet Risk

         We make contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to our customers at predetermined interest rates for a specified period of time. At December 31, 2002, we had issued commitments to extend credit of $18.8 million of home equity lines of credit, construction loans and commercial lines of credit.

         The commitments expire over periods from six months to ten years. Past experience indicates that many of these commitments to extend credit will expire unused. However, as described above in "Liquidity", we believe that we have adequate sources of liquidity to fund commitments that are drawn upon by borrowers.

         In addition to commitments to extend credit, we also issue standby letters of credit which are assurances to a third party that they will not suffer a loss if our customer fails to meet a contractual obligation to the third party. Standby letters of credit totaled $418,032 at December 31, 2002. Past experience indicates that many of these standby letters of credit will expire unused. However, through our various sources of liquidity, we believe that we will have the necessary resources to meet these obligations should the need arise.

         We evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on our credit evaluation of the borrower. Collateral varies, but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

         Neither we nor our subsidiary is involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings. We did not have any obligations under cancelable operating lease arrangements at December 31, 2002.

Critical Accounting Policies

         We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States in the preparation of our consolidated financial statements. Our significant policies are described in the notes to the consolidated financial statements.

         Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of our assets and liabilities and our results of operations.

         We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the discussion under the " Allowance for Loan Losses" above and to Note 1 to the consolidated financial statements for a detailed description of our estimation process and methodology related to the allowance for loan losses.

Inflation

         Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

         While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

    Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

Results of Operations

         Our net income for the six months ended June 30, 2003 was $734,061 or $0.48 per basic share, compared to $511,216 or $0.34 per basic share, for the six months ended June 30, 2002. Per share amounts have been adjusted for a 5% stock dividend declared in July 2003.

Net Interest Income

         Net interest income, the principal source of our earnings, was $3.5 million for the six months ended June 30, 2003 compared to $2.6 million for the six months ended June 30, 2002.

         Average earning assets for the six months ended June 30, 2003 increased 53.7% to $184.9 million from the $120.3 million reported for the six months ended June 30, 2002. The increase was mainly attributable to the increase in loans supported by a $57.0 million increase in interest bearing liabilities which resulted from the continued growth of the Charleston market area, and our marketing efforts.

         The following table compares the average balances, yields and rates for the interest sensitive segments of the our balance sheets for the six months ended June 30, 2003 and 2002. The increase in net interest income is due to increased volume of earning assets and interest bearing liabilities offset by a 45 basis point decrease in our net interest spread. The net interest spread is the difference between the yield on earning assets minus the average rate paid on interest bearing liabilities. The decrease in the spread is attributable to the temporary increase in the first quarter of 2003 in investments and federal funds sold and the increase in cost of funds attributable to the issuance of $7.0 million of trust preferred securities in December 2002.

                                                                         Average Balances, Yields and Rates

                                                             Six months ended                            Six months ended
                                                               June 30, 2003                               June 30, 2002
                                                  ------------------------------------     ---------------------------------------
                                                              Interest                                      Interest
                                                Average        Income/       Yield/          Average         Income/        Yield/
                                              Balance (1)      Expense     Rate (2)      Balance (1)         Expense      Rate (2)
                                              -----------      -------     --------      -----------         -------      --------
                                                                            (Dollars in thousands)
Assets
Federal funds sold ........................      $ 14,944      $    87          1.16%       $  9,609          $   79          1.64%
Investment securities .....................        10,664          166          3.10%          5,239             147          5.62%
Loans(3)(4) ...............................       159,247        5,483          6.89%        105,448           4,126          7.83%
                                                 --------      -------                      --------          ------
     Total interest earning assets ........       184,855        5,736          6.20%        120,296           4,352          7.24%
                                                               -------                                        ------
Other assets ..............................        12,724                                     10,939
                                                 --------                                   --------

     Total assets .........................      $197,579                                   $131,235
                                                 ========                                   ========

Liabilities and shareholders' equity
Interest bearing deposits .................      $129,291        1,448          2.24%       $ 83,222           1,238          2.97%
Other borrowings ..........................        33,691          778          4.62%         22,741             522          4.59%
                                                 --------      -------                      --------          ------
     Total interest bearing
       liabilities ........................       162,982        2,226          2.73%        105,963           1,760          3.32%
                                                                                                              ------
Noninterest bearing
       liabilities ........................        21,466                                     14,545
                                                 --------                                   --------
     Total liabilities ....................       184,448        2,226          2.41%        120,507           1,760          2.92%
                                                               -------                                        ------
Shareholders' equity ......................        13,130                                     10,727
                                                 --------                                   --------
     Total liabilities and
       shareholders' equity ...............      $197,578                                   $131,234
                                                 ========                                   ========
Interest rate spread(5) ...................                                     3.47%                                         3.92%
Net interest income and net
     yield on earning assets(6)............                    $ 3,509          3.80%                         $2,593          4.31%
                                                               =======                                        ======
Interest free funds supporting
     earning assets(7) ....................      $ 21,873                                   $ 14,333

(1)  Average balances are computed on a daily basis.
(2)  Annualized.
(3)  Does not include non-accruing loans.
(4)  Includes loan fees of $521 in 2003 and $345 in 2002.
(5) Total interest earning assets yield less total interest bearing liabilities rate.
(6)  Net interest income divided by total interest earning assets.
(7)  Total interest earning assets less total interest bearing liabilities.

         As reflected above, for the six months ended June 30, 2003 the average yield on interest earning assets was 6.20%, while the average cost of interest bearing liabilities was 2.73%. For the six months ended June 30, 2002 the average yield on interest earning assets was 7.24% and the average cost of interest bearing liabilities was 3.32%. The decrease in the yield on interest earning assets and the rates paid on interest bearing liabilities is attributable to the market rate decreases over the last year and investment of a larger percentage of the interest earning assets in federal funds and investments. The net interest margin is computed by subtracting interest expense from interest income and dividing the resulting figure by average interest earning assets. The net interest margin for the six months ended June 30, 2003 was 3.80% compared to 4.31% for the six months ended June 30, 2002. The decrease in the net interest margin is primarily attributable to the decline in the return on earning assets, the issuance of trust preferred securities, offset by the repricing of higher cost deposits at lower rates. The cost of total liabilities was 2.41% for the six months ended June 30, 2003 compared to 2.83% for the six months ended June 30, 2002.

         The following table presents changes in our net interest income which are primarily a result of changes in the volume and rates of our interest earning assets and interest bearing liabilities.

                   Analysis of Changes in Net Interest Income

                                                                                      For the six months ended June 30, 2003
                                                                                       Versus six months ended June 30, 2002
                                                                                       -------------------------------------
                                                                                   Volume                 Rate            Net change
                                                                                   ------                 ----            ----------
                                                                                                (Dollars in thousands)

Federal funds sold .................................................               $   44               $  (37)               $    7
Investments ........................................................                  152                 (134)                   18
                                                                                   ------               ------                ------
Total investments and federal funds sold ...........................                  196                 (171)                   25
Total loans ........................................................                2,106                 (749)                1,357
                                                                                   ------               ------                ------
Total interest earning assets ......................................                2,302                 (920)                1,382
Total interest bearing liabilities .................................                  935                 (469)                  466
                                                                                   ------               ------                ------
Net interest income ................................................               $1,367               $ (451)               $  916
                                                                                   ======               ======                ======


Provision for Loan Losses

         We made provisions to the allowance for loan losses in the six months ended June 30, 2003 of $425,000 as compared to $259,172 for the same period of 2002. The increase was primarily the result of the growth in the loan portfolio in 2003. For the quarter ended June 30, 2003, the provision was $305,000 compared to $153,629 for the second quarter of 2002. The increase primarily resulted from loan growth in the 2003 quarter.

Noninterest Income and Expenses

         Noninterest income for the six months ended June 30, 2003 was $984,291 compared to $875,106 for the six months ended June 30, 2002. The increase is attributable to a $169,136 increase in service fees on deposit accounts resulting from additional accounts and a $122,100 increase in fees on loans sold generated by increased volume of loans sold, offset by a decrease in other non-interest income of $182,051 resulting from securities gains taken in 2002.

         Noninterest expenses for the six months ended June 30, 2003 were $2.9 million, compared to $2.4 million for the six months ended June 30, 2002. The increase of $552,760 is mainly attributable to increases in salaries and benefits, furniture and equipment expense and administrative expenses. These increases primarily relate to expenditures associated with the opening of the Johns Island branch in March 2002, and the anticipated openings of the Summerville and Goose Creek branches in late 2003, as well as the increase in administrative staff to support the growth of our operations.

Liquidity

         At June 30, 2003, liquidity provided by cash and short-term investments was $19.1 million. We also had secondary asset liquidity, represented by our investment portfolio, of $5.6 million. At June 30, 2003, we had unused borrowing capacity at the Federal Home Loan Bank of Atlanta of $12.1 million. We also have a $5.3 million line of credit with the Bankers Bank of Atlanta and a $6 million line of credit with First Tennessee Bank. We are in the process of opening two new branch offices. Total expenditures for these offices through June 30, 2003 were about $2,000. The total cost of these facilities will be approximately $1.8 million. The funding for these offices will come from normal operations. We believe that our liquidity sources are adequate to meet our normal operating needs.

Loans

         The amount of loans outstanding at June 30, 2003 is shown in the following table according to type of loan.

                           Loan Portfolio Composition

                                                             June 30, 2003
                                                             -------------
                                                         Amount       % of Total
                                                         ------       ----------
                                                         (Dollars in thousands)

Commercial .....................................         $ 83,398          46.3%
Real estate-construction .......................           23,500          13.0
Real estate-mortgage ...........................           69,460          38.5
Consumer .......................................            3,941           2.2
                                                         --------         -----
   Total loans .................................          180,299         100.0%
Less allowance for loan losses .................            2,071
                                                         --------
   Net loans ...................................         $178,228
                                                         ========


         The allowance for loan losses was 1.15% of loans as of June 30, 2003 compared to 1.21% as of December 31, 2002. In management's opinion, the allowance for loan losses is adequate. At June 30, 2003, we did not have any loans 90 days delinquent and still accruing interest and we had $1.1 million of non-accruing loans. The non-accruing loans are well collateralized and we expect them to be paid in full by the end of the third quarter.

Capital Resources

         Our equity capital increased by $798,995 during the first six months of 2003, due to operating income, purchases of stock through the Employee Stock Purchase Plan and the exercise of stock options, and unrealized gains on available-for-sale securities. Our tier one capital to asset ratio was 8.18% percent as of June 30, 2003 compared to 9.35% percent as of December 31, 2002.

         The Federal Reserve and FDIC have established risk-based capital requirements for holding companies and banks. As of June 30, 2003, we and our subsidiary bank exceeded the capital levels that are required to be maintained. The bank's June 30, 2003 capital position was as shown in the following table.

                                                                                                                  To be well
                                                                                                                  capitalized
                                                                                                                  under prompt
                                                                                      For capital                  corrective
                                                                                   adequacy purposes           action provisions
                                                                                   -----------------           -----------------
                                                             Actual                      Minimum                     Minimum
                                                             ------                      -------                     -------
                                                    Amount           Ratio       Amount          Ratio         Amount         Ratio
                                                    ------           -----       ------          -----         ------         -----
                                                                                (Dollars in thousands)
As of December 31, 2002
   Total capital (to risk
      weighted assets) ...................         $18,310           11.23%      $13,045          8.0%       $16,307          10.0%
   Tier 1 capital (to risk
      weighted assets) ...................          16,261            9.97%        6,523          4.0%         9,784           6.0%
   Tier 1 capital (to average
      assets)(leverage) ..................          16,261            8.01%        8,124          4.0%        10,151           5.0%

Off-Balance Sheet Risk

         At June 30, 2003, we had issued commitments to extend credit of $27.5 million and standby letters of credit of $285,000 through various types of commercial lending arrangements. Approximately $21.7 million of these commitments to extend credit had variable rates.

         The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at June 30, 2003.


                                                               After One      After Three
                                                   Within       Through         Through        Within        Greater
                                                     One         Three          Twelve          One            Than
                                                    Month        Months         Months          Year         One Year         Total
                                                    -----        ------         ------          ----         --------         -----
                                                                                (Dollars in thousands)
Unused commitments to
  extend credit ..........................        $   457        $ 1,389        $14,005        $15,851        $11,655        $27,506
Standby letters of credit ................             23             65            192            280              5            285
                                                  -------        -------        -------        -------        -------        -------
  Totals .................................        $   480        $ 1,454        $14,197        $16,131        $11,660        $27,791
                                                  =======        =======        =======        =======        =======        =======

         Based on historical experience, many of the commitments and letters of credit will expire unfunded. Accordingly, the amounts shown in the table above do not necessarily reflect our need for funds in the periods shown.

                                    BUSINESS

Background

         Southcoast Financial Corporation is a South Carolina corporation organized in 1999 for the purpose of becoming a holding company for Southcoast Community Bank. We are headquartered in Mount Pleasant, which is South Carolina's sixth largest city and a part of the Greater Charleston area. Our bank is a South Carolina state bank that was incorporated in June 1998, and it commenced operations as a commercial bank in July 1998. On April 29, 1999, pursuant to a plan of exchange approved by the shareholders of Southcoast Community Bank, all of the outstanding shares of common stock of the bank were exchanged for shares of our common stock and we became the owner of all of the outstanding common stock of Southcoast Community Bank. We presently engage in no business other than that of owning the bank and have no employees. Our bank employed 68 persons full time at June 30, 2003.

         We offer a broad range of traditional banking products and services, focusing primarily on affluent households and small and medium-sized businesses with annual revenues of up to $15 million. We have experienced significant growth in both assets and profitability during our five years of operation. As of June 30, 2003, we had assets of $220.2 million representing a 41.1% increase from June 30, 2002. Our assets have grown 77.2% from $124.3 million at December 31, 2000 to $220.2 million at June 30, 2003. For the six months ended June 30, 2003, our net income was $734,061, an increase of 43.6% compared to our net income for the six months ended June 30, 2002. Our earnings per share for the same period increased 41.2% from $0.34 to $0.48.

         We have a community banking approach that emphasizes responsive and personalized service to our customers. We believe that the significant consolidation  in the  banking  industry  in the  Greater  Charleston  area  has disrupted customer relationships as the larger out-of-state financial institutions operating in South Carolina have increasingly focused on larger corporate customers and standardized loan and deposit products and services. Generally, these products and services are offered through less personalized delivery systems, which has created a need for higher quality services to small and medium-sized businesses and affluent households. In addition, consolidation of the South Carolina banking market has dislocated experienced and talented management and lending personnel. Our growth and focus on small and medium-sized business customers have attracted a solid group of bankers who have significant banking experience, strong community contacts and strong business development potential in our markets. As a result of these factors, we believe that we have a substantial opportunity to attract additional banking customers and experienced management and lending personnel both within our current markets and in other markets to which we might expand.

     Our bank expects to continue to grow significantly in the Greater Charleston area. We currently operate two branches in Mount Pleasant and one branch each in Charleston, Johns Island and Moncks Corner. We plan to open a branch in each of Summerville and Goose Creek in the fourth quarter of 2003. We also anticipate opening a branch in North Charleston during 2004. As opportunities arise, we will expand into other areas.

Banking Services

         We offer a full array of domestic commercial bank services. Deposit services include business and personal checking accounts, NOW accounts, savings accounts, money market accounts, various term certificates of deposit, IRA accounts and other deposit services. Most of our deposits are attracted from individuals, small to medium-sized businesses and other financial institutions. We do not offer trust services.

         We offer secured and unsecured, short-to-intermediate term loans, with floating and fixed interest rates for commercial, consumer and residential purposes. Consumer loans include: car loans, home equity improvement loans (secured by first and second mortgages), personal expenditure loans, education loans, overdraft lines of credit, and the like. Commercial loans are loans to small and middle market businesses. They may be unsecured if they are of short duration and made to a customer with demonstrated ability to pay. Most often they are secured. Collateral may be listed securities, equipment, inventory, accounts receivable and other business assets, but will usually be local real estate. We usually make commercial loans to businesses to provide working capital, expand physical assets or acquire assets. Commercial loans will generally not exceed a 20 year maturity and will usually have regular amortization payments. Commercial loans to most business entities require guarantees of their principals. We also make loans guaranteed by the U. S. Small Business Administration.

         We believe that the loan portfolio is adequately diversified. There are no significant concentrations of loans made to any particular individuals, industries or groups of related individuals or industries, and we have no foreign loans. The loan portfolio consists primarily of mortgage loans and extensions of credit to businesses and individuals in our service area within Charleston, Dorchester and Berkeley Counties, South Carolina. The economy of this area is diversified and does not depend on any one industry or group of related industries.

         Other services we offer include residential mortgage loan origination services, safe deposit boxes, business courier service, night depository service, internet and telephone banking, VISA and MasterCard brand charge cards, tax deposits, travelers checks, and 24-hour automated teller machines. The ATMs are part of the Pulse, Cirrus, Maestro and Jeanie networks.

Market Area

         Greater Charleston is one of the most attractive areas in South Carolina. The region offers a wide diversity of recreational, arts and cultural experiences to its citizens, factors that have significantly contributed to the recent growth in population. Charleston's local economy recently has experienced a major shift with the substantial growth of industries such as tourism and healthcare, and the increase in the use of the Port of Charleston. Given the geography of the area and the natural limitations imposed by the Atlantic Ocean and surrounding barrier islands, some of the more significant changes have occurred in the outlying regions surrounding the City of Charleston. We believe that we are well positioned to take further advantage of these continuing changes.

         Our primary current market areas are Mount Pleasant, Charleston, Kiawah Island, Johns Island and Moncks Corner, South Carolina, and the immediately surrounding areas of Charleston, Dorchester and Berkeley Counties. These three counties comprise the Charleston-North Charleston, South Carolina Metropolitan Statistical Area (the "Charleston MSA"). The population of the Charleston MSA was about 563,000 in 2002, having increased 11% since 1990. Much of this growth, however, was concentrated in the Mount Pleasant and Summerville areas which have grown by 58% and 23%, respectively, during the same time period.

         The tourism industry also has grown dramatically in just the past few years. In 1997, approximately 3.2 million people visited the Charleston region, spending approximately $2.4 billion. It is estimated that approximately 43,000 direct and indirect jobs in the region supported this industry at that time and the aggregate earnings of those jobs totaled $624 million. These statistics increased dramatically over the next five years. In 2002, approximately 4.3 million people visited the Charleston region (representing a 34% increase from 1997), spending approximately $4.7 billion (a 96% increase). An estimated 86,000 jobs directly or indirectly supported the industry in 2002 (a 100% increase from 1997), and the aggregate earnings from these jobs were $1.2 billion (a 92% increase).

         The growth in tourism, coupled with the attractiveness of the world-class golf and resort communities and significant arts and cultural opportunities existing in Greater Charleston, has fueled construction. From 1997 through 2001, approximately 30,000 residential and non-residential construction permits were issued, representing an aggregate value of construction estimated to be over $5.3 billion. Taking into account the advances in the transportation infrastructure, the region's pro-business attitude and various incentives and financial sources available, we expect development in the Greater Charleston area to remain strong.

         Healthcare and shipping also have grown. Charleston is home to the Medical University of South Carolina and the Roper St. Francis Healthcare system, two of the top five largest employers in the region. The Port of Charleston is the first ranked container cargo port on the South Atlantic and Gulf coasts, is second only to New York and New Jersey on the East Coast and is the fourth largest container port in the United States. Continued growth of the port's business is expected in light of planned expansions of facilities. Although the dynamics of the military presence in the region has changed with the closing of the Charleston Naval Base in 1996, it continues to play a major role in the local economy. Charleston hosts installations of the U.S. Navy, U.S. Air Force, U.S. Army and U.S. Coast Guard. Charleston is also home to a number of academic institutions besides the Medical University, including The Citadel, the College of Charleston and Charleston Southern University.

Business Strategies

         Our goal is to continue our strong growth trend in assets and profitability. To accomplish this goal, we plan to focus on the following strategies:

          o Hiring and retaining highly experienced and qualified local banking professionals with successful track records and established customer relationships with small to medium-sized businesses and affluent households;

          o    Providing   individualized   attention  with  consistent,   local
               decision-making authority;

          o    Building on our  directors'  and officers'  diverse  personal and
               business   contacts,   community   involvement  and  professional
               expertise;

          o Expanding our branch network by opening select, strategically located branches in areas most convenient to our target market segments;

          o Capitalizing on the customer dissatisfaction that has been caused by our competitors' less than satisfactory response to the service and financial needs of small to medium-sized businesses and consumers;

          o Offering flexible depository and credit products that help customers solve problems and achieve goals while retaining appropriate levels of safety for the bank; and

          o Using technology to provide a broad array of efficient and convenient products and services.

         We believe that our business strategies allow us to effectively distinguish ourselves from other financial institutions operating in the Charleston area and to successfully attract and retain business relationships with small businesses and affluent households.

Credit Administration

         A key to success in the business of banking is to restrict lending to those who can reasonably be expected to repay the loans in accordance with their terms. To achieve this goal we require applicants to provide us with detailed information about their financial condition, their income, their credit history and other relevant information. We use a variety of methods to verify such information. Our loan officers, who are experienced lenders in the Greater Charleston market, take and review loan applications. They not only review the creditworthiness of the borrower but structure the loan to fit the borrower's reasonable ability to pay. Each lending officer has a lending limit and cannot approve loans above that limit without the concurrence of a senior lender. Loans above specified limits are also approved by the bank's board of directors. We will ordinarily not make loans above our self-imposed limits, which are less than our legal lending limits. In order to reduce the risk of loss to the bank, most of our loans are secured by collateral which is most often local real estate. With real estate collateral, we obtain appraisals of the property by professionals in whom we have confidence. We use loan-to-collateral ratios for different types of collateral of substantially less than 100% to increase the prospect of a full recovery should we have to foreclose.

         Our four senior lenders combined have more than 100 years of experience in the Greater Charleston area loan market. We rely heavily on their experience and knowledge of the local market. We believe that the credit staff possesses knowledge of the community and the lending skills sufficient to enable us to maintain a good volume of high quality loans.

Competition

         Competition between commercial banks and thrift institutions (savings and loan associations) and credit unions has intensified significantly as a result of the elimination of many previous distinctions between the various types of financial institutions, and the expanded powers and increased activity of thrift institutions in areas of banking that previously had been the sole domain of commercial banks. Recent legislation, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the elimination of many distinctions between commercial banks and thrift institutions. Consequently, competition among financial institutions of all types is virtually unlimited with respect to legal authority to provide most financial services. In the conduct of certain areas of our business, we also compete with credit unions, consumer finance companies, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restriction as are we.

         Our offices are located in the Charleston MSA, for which the most recent market share data available is as of June 30, 2002. At that time, 21 banks, savings and loans, and savings banks with 153 branch locations competed in the Charleston MSA for aggregate deposits of approximately $4.9 billion. Southcoast Community Bank had 2.55% of those deposits and was the 11th largest bank in the Charleston MSA. All but four of our 20 competitors had their headquarters outside of the Charleston MSA and seven of those competitors had their corporate headquarters in another state. Of our locally headquartered competitors, one is a large (over $1 billion in deposits) savings and loan association founded in 1934, one is a credit union that recently converted to a savings bank and had about $42 million in deposits while the other two locally headquartered competitors are about our size but have been in the market longer and have fewer branches.

         Banks generally compete with other financial institutions through the savings products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and personal concern with which services are offered. Many of our competitors have substantially greater resources and lending limits than we do and offer services, such as international banking services and trust services, that we do not provide. Moreover, most of these competitors have more numerous branch offices located throughout their market areas, which may give them a competitive advantage over us. Nonetheless, we believe that we can fill a niche and compete effectively by offering a high degree of personal, efficient service and prompt, local credit decisions.

         The banking industry is significantly affected by prevailing economic conditions as well as by government policies and regulations concerning, among other things, monetary and fiscal affairs, the housing industry and financial institutions. Deposits at banks are influenced by a number of economic factors, including interest rates, competing investments, levels of personal income and savings, and the extent to which interest on retirement savings accounts is tax deferred. Lending activities are also influenced by a number of economic factors, including demand for and supply of housing, conditions in the construction industry and availability of funds. Primary sources of funds for lending activities include savings deposits, income from investments, loan principal repayments and proceeds from sales of loans to conventional participating lenders.

Properties

         We own all of the properties in Charleston County and Berkeley County, South Carolina, where our branch offices are located. We will lease the property in Dorchester County where our Summerville branch will be located under a long-term lease. We believe that all of these properties are well suited for our needs.

Legal Proceedings

         We are not involved in any pending legal proceedings other than legal proceedings occurring in the ordinary course of business. Our management does not believe that such legal proceedings, individually or in the aggregate, are likely to have a material adverse impact on our results of operations or financial condition.

                                   MANAGEMENT

Directors and Executive Officers

         The following table shows, as of June 30, 2003, information about our directors and executive officers.

                                                                                                    Term as Director
         Name (Age)                  Position with Southcoast and Southcoast Community Bank              Expires
         ----------                  ------------------------------------------------------              -------

         William A. Coates (53)      Director                                                             2006

         Paul D. Hollen, III (54)    Director, Executive Vice President and Chief                         2005
                                     Operations Officer

         L. Wayne Pearson (55)       Director, Chairman and Chief Executive Officer of                    2004
                                     Southcoast; President and Chief Executive
                                     Officer of Southcoast Community Bank

         Robert M. Scott (59)        Director, Executive Vice President and Chief                         2004
                                     Financial Officer, Secretary

         James H. Sexton, Jr. (53)   Director                                                             2005

         James P. Smith (48)         Director                                                             2005

         Each director and executive officer has served in the positions indicated in the table above since 1998, including his time of service as a director and/or an executive officer of Southcoast Community Bank.

         The following paragraphs set forth the principal occupation for the past five years for each director and executive officer as well as other information.

         William A. Coates is a practicing attorney and since January 1, 2002 has been a shareholder in the law firm of Roe, Cassidy, Coates & Price, P.A., Greenville, South Carolina. From 1980 through 2001, he was a shareholder in the law firm of Love, Thornton, Arnold & Thomason, P.A., Greenville, South Carolina. He is a former federal prosecutor and served as chairman of the South Carolina State Ethics Commission from 1991 to 1994.

         Paul D. Hollen, III, graduated from the University of South Carolina in 1971 with a Bachelor of Science degree in Business Administration, Banking and Finance. After active service with the United States Air Force, Mr. Hollen was employed as a Vice-President and General Manager of Hollen Distributing Co., Inc., in Charleston from June 1976 until September 1986. Mr. Hollen had been a consultant in the field of industrial automation and computer network design prior to joining Lowcountry Savings Bank as Chief Operations Officer in 1994. While at Lowcountry Savings Bank, his responsibilities included loan processing automation, data processing and branch operations, until the merger with Carolina First Bank in July 1997. In October 1997, he became an organizer of Southcoast Community Bank, a position he held until the bank opened, when he became Executive Vice President and Chief Operations Officer.

         L. Wayne Pearson was the President and Chief Executive Officer and an organizer of Lowcountry Savings Bank, Mount Pleasant, South Carolina from its organization until it was acquired by Carolina First Bank in July 1997. In August 1997, Mr. Pearson initiated the organization of Southcoast Community Bank and became President and Chief Executive Officer when the bank opened. Prior to organizing Lowcountry Savings Bank, Mr. Pearson was a Vice President of Cooper River Federal Savings and Loan Association, North Charleston, South Carolina, from 1972 through 1987. Mr. Pearson has been a local resident for 42 years. He is a 1970 graduate of Newberry College, Newberry, South Carolina where he received a Bachelor of Science degree in Business Administration. Mr. Pearson is currently serving as a Board Trustee and Treasurer of Newberry College. Mr. Pearson previously served as a director of the Charleston Trident Homebuilders Association. Mr. Pearson served two terms as a Board Member of the South Carolina State Board of Financial Institutions from 1990 to 1999.

         Robert M. Scott is a graduate of St. Joseph's University in Philadelphia, Pennsylvania with a Bachelor of Science degree in Accounting. He is also a graduate of the Bank Administration School of Banking at the University of Wisconsin. Prior to its merger with Carolina First Bank in 1997, Mr. Scott was the Chief Financial Officer of Lowcountry Savings Bank. In October 1997, he became an organizer of Southcoast Community Bank, a position he held until Southcoast Community Bank opened, when he became Executive Vice President and Chief Financial Officer. Prior to taking the position at Lowcountry in 1996, he spent 26 years in various Philadelphia commercial banks. He was Chief Financial Officer of First Republic Bank, Philadelphia, Pennsylvania from 1994 to 1996 and of Chestnut Hill National Bank/National Penn Bank in Chestnut Hill, Pennsylvania from 1991 to 1994. The majority of his banking career in the Philadelphia market place was with Industrial Valley Bank, a $2 billion commercial bank acquired by Fidelity Bank in 1987. Mr. Scott is a certified public accountant.

         James H. Sexton, Jr. DMD practices general dentistry in Mount Pleasant, South Carolina. He is a 1975 graduate of the Medical University of South Carolina School of Dental Medicine and has actively practiced dentistry since 1975. Dr. Sexton is a fellow of the Academy of General Dentistry and an
Associate Fellow of the Academy of Implant Dentistry. He holds active memberships in the Christian Dental Society, American Dental Association, and the American Orthodontic Society.

         James P. Smith, C.L.U., is the Regional Vice President for the American General Financial Group (Insurance) covering the Atlantic Coast Region. Prior to its redesignation as the American General Financial Group in 2000, he had been the Regional Manager for Franklin Life Insurance in South Carolina and Georgia since 1993. Mr. Smith is a graduate of Cedarville College in Cedarville, Ohio with a Bachelor of Arts in Education and received a Masters in Education from the University of Dayton, Dayton, Ohio in 1981.

Executive Officer Compensation

         The following table sets forth information about compensation paid to our Chief Executive Officer and to our Executive Vice Presidents for the periods presented. No other officers of Southcoast received salary and bonus in excess of $100,000 during 2002.

                           Summary Compensation Table

                                                                                 Long Term
                                                                                Compensation
                                                                                 Securities
                                                Annual Compensation(1)           Underlying         All Other
Name and Principal Position                 Year       Salary         Bonus        Options       Compensation(2)
---------------------------                 ----       ------         -----        -------       ---------------

 L. Wayne Pearson                           2002     $218,515        $50,000             0           $30,420
  Chairman and Chief                        2001      188,146         37,500             0            29,354
    Executive Officer                       2000      172,286         25,000        17,606            27,621

Robert M. Scott                             2002     $135,195        $25,875             0           $27,824
  Executive Vice President and              2001      121,923         22,500             0            23,771
      Chief Financial Officer               2000      112,982         15,000        14,247            22,535

Paul D. Hollen, III                         2002     $145,640        $32,500             0           $25,864
  Executive Vice President and              2001      125,385         25,000             0            24,002
      Chief Operations Officer              2000      112,732         15,000        16,003            22,249

-----------------

(1) Perquisites and personal benefits did not exceed the lesser of $50,000 or 10% of the named executive officer's salary plus bonus payments.

(2) Includes contributions by Southcoast to Southcoast Community Bank's 401(k) Plan on behalf of Mr. Pearson in the amounts of $9,308, $11,041 and $11,273 in 2000, 2001 and 2002, respectively; and on behalf of Messrs. Scott and Hollen contributions to the 401(k) plan in the amounts of $6,425 and $6,425, respectively, for 2000, $7,951 and $7,892, respectively, for 2001, and $8,894 and $9,467, respectively for 2002. Also includes: for Mr. Pearson - medical insurance of $3,735 in each of 2000 and 2001 and $4,569 in 2002, disability insurance of $3,378 in each of 2000, 2001 and 2002 and life insurance of $11,200 in each of 2000, 2001 and 2002; for Mr. Scott - medical insurance of $2,819 in 2002, disability insurance of $2,910 in each of 2000, 2001 and 2002, and life insurance of $13,200 in each of 2000, 2001 and 2002; for Mr. Hollen - medical insurance of $2,245 in each of 2000 and 2001 and $2,819 in 2002, disability insurance of $2,378 in each of 2000, 2001 and 2002, and life insurance of $11,200 in each of 2000, 2001 and 2002.

                        Option Grants in Last Fiscal Year

         No  options  were  granted  to  the  officers   named  in  the  Summary
Compensation Table in 2002.

          Option Exercises and Year End Options Outstanding and Values

         The following table presents information about options held by the officers named in the Summary Compensation Table at December 31, 2002. No options were exercised by any such officers during the year ended December 31, 2002.

                                                             Number of Securities              Value of Unexercised
                                                            Underlying Unexercised                 In-the-Money
                                                             Options at 12/31/2002            Options at 12/31/2002
                             Shares                          ---------------------            ---------------------
                            Acquired         Value
         Name             on Exercise      Realized      Exercisable     Unexercisable    Exercisable     Unexercisable
         ----             -----------      --------      -----------     -------------    -----------     -------------

L. Wayne Pearson               0               0            17,606             0            $118,679            0
Robert M. Scott                0               0            14,247             0            $ 95,905            0
Paul D. Hollen, III            0               0            16,003             0            $107,811            0

---------------
(1) Based on exercise prices ranging from $5.37 to $6.51 and assuming that the fair market value of our common stock on December 31, 2002 was $12.15 per share.

Compensation of Directors

         Our directors receive an annual retainer of $5,000 plus $750 for each meeting of the board of directors attended. Directors of the bank are paid $325 for each monthly meeting of the bank's board of directors attended.

The Employee Stock Purchase Plan

         Our board of directors has adopted, and the shareholders have ratified, the Employee Stock Purchase Plan (the "ESPP"). The purpose of the ESPP is to advance our interests by enabling our eligible employees to acquire an ownership interest in Southcoast through purchases of common stock at a discounted price. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").


         An "eligible employee" under the ESPP is an employee for federal tax withholding purposes, except employees who have been employed by us for less than six consecutive months. No employee is permitted to participate in the ESPP if immediately after a grant under the ESPP, the employee would own or hold 5% or more of the voting stock of Southcoast or 5% or more of the value of all our shares. No employee is permitted to accrue the right at any time to purchase more than $25,000 worth of our stock through the ESPP each calendar year.


         A maximum of 254,100 shares of our common stock are available for sale to employees pursuant to the ESPP. The number of available shares may be adjusted for stock dividends, stock splits, stock conversions, exchanges, reclassifications or substitutions. Shares of common stock subject to the ESPP may be newly issued by us or purchased by us on the open market or otherwise.


         The ESPP permits the purchase of common stock through payroll deduction as follows: (a) the ESPP provides for quarterly periods during which payroll deductions will be accumulated (the "Offering Period"); (b) eligible employees may choose the percentage of their gross compensation up to a maximum of 10% to be deducted and applied to purchase shares of common stock under the ESPP; (c) at the beginning of the Offering Period, the eligible employees obtain stock options to purchase common stock under the ESPP at a 15% discount from the lower of the market value on (1) the first day of the Offering Period, or (2) the last day of the Offering Period; and (d) at the end of the Offering Period, the eligible employees are deemed to exercise these options to the extent of their payroll deductions. No fractional shares are issued.


         The ESPP is administered by our board which, subject to the rules contained in the ESPP, would have complete authority, in its discretion, to interpret and apply the terms of the ESPP, to determine eligibility, and to adjudicate all disputed claims filed under the ESPP.


         Our board of directors may terminate the ESPP at any time; provided, however, that no such termination will affect options outstanding at the time of termination. The ESPP will terminate in any case five years after its approval by the board of directors. If at any time the shares of common stock reserved for the ESPP are available for purchase but not in sufficient number to satisfy all the then unfilled purchase requirements, the available shares will be apportioned among the participants in proportion to their options and the ESPP will terminate. The board of directors may amend the ESPP after adoption, subject to the requirements of Section 423 of the Code relating to the requisite approval of Southcoast's shareholders.


1999 Stock Option Plan

         Our board of directors has also adopted, and the shareholders have ratified, the 1999 Stock Option Plan, which reserves 139,755 shares of our common stock for issuance pursuant to the exercise of options which may be granted pursuant to the 1999 Stock Option Plan. The purpose of the 1999 Stock Option Plan is to provide directors, officers, key employees and others with an incentive which is aligned with the interests of our shareholders through the performance of our common stock. Options under the Stock Option Plan may be either "incentive stock options" within the meaning of the Code, or nonqualified stock options, and may be granted to persons who are our employees (including officers and directors who are employees) at the time of grant or, in the case of nonqualified options, to persons who are not employees, such as directors.

         Incentive stock options must have an exercise price not less than the fair market value of the common stock at the date of grant, as determined by a committee of the board of directors consisting of at least three non-employee directors (the "Committee"). Other options shall have the exercise price set by the Committee. The Committee may set other terms for the exercise of the options but may not grant more than $100,000 of incentive stock options (based on the fair market value of the optioned shares on the date of the grant of the option) which first become exercisable in any calendar year. Payment for optioned shares may be in cash, common stock or a combination of the two.

         The Committee also selects the employees to receive grants under the 1999 Stock Option Plan and determines the number of shares covered by options granted under the 1999 Stock Option Plan. No options may be exercised after ten years from the date of grant and options may not be transferred except by will or the laws of descent and distribution. Incentive stock options may be exercised only while the optionee is an employee of Southcoast, within three months after the date of termination of employment, within twelve months of disability, or within two years of death. The terms and conditions of other options relating to termination of employment, death or disability will be determined by the Committee. The 1999 Stock Option Plan will terminate on August 14, 2009, and no options will be granted thereunder after that date.

Employment Agreements

         We have entered into employment agreements with our executive officers, Messrs. Pearson, Hollen and Scott and our bank's senior lending officer, Mr. Daniel. The contracts are for terms of three years with automatic one year extensions unless either party to the agreement gives notice at least 180 days before the end of the term that there will be no extension. The agreements provide for minimum annual salaries of $250,000, $167,500, $147,500 and $126,900 for Messrs. Pearson, Hollen, Scott and Daniel, respectively. In addition to salary, the agreements provide for each officer to receive life, health and disability insurance benefits as well as salary continuation upon disability and other unspecified benefits provided under plans applicable to senior management officers and appropriate to their positions.

         We may terminate an officer under the terms of an agreement for cause, which includes, along with other grounds for termination, breach of the agreement by the officer, misconduct by the officer which is materially injurious to the bank, becoming ineligible for coverage under our banker's blanket bond or being removed from office or prohibited from being affiliated with the bank by the FDIC. We may also terminate the officer without cause but, if we do, we must continue to pay the officer and provide benefits.

         The agreements also provide that, if there has been a change of control of Southcoast Financial or the bank and the officer has had his position diminished or is required to relocate without his prior consent, the officer may terminate the agreement and receive his salary and benefits for three years after termination. Such payments may not exceed the amount which we may deduct for federal income tax purposes.

         Other provisions of the agreements require the officers to maintain the confidentiality of information obtained from us and prohibit each officer from competing with us or soliciting our customers.

Certain Relationships and Related Transactions

          Southcoast Community Bank, in the ordinary course of its business, may make loans to and has other transactions with our directors, officers, principal shareholders and their associates. Loans, if made, are made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. The bank expects to continue to enter into transactions in the ordinary course of business on similar terms with directors, officers, principal stockholders, and their associates. The aggregate dollar amount of such loans outstanding at December 31, 2002 was $450,420. During 2002, there were no new loans made and repayments totaled $117,649.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The table below shows the number and percentage of shares of our common stock owned by each of our directors and executive officers at June 30, 2003 and the pro forma number and percentage of shares expected to be owned by him after this offering. Such persons are not, however, obligated to purchase the number of shares included in the totals shown below, and may decide to purchase more or fewer shares. No person is known to management to be the beneficial owner of 5% or more of our common stock.


                                              June 30, 2003
                                                 Actual                                             Pro Forma
                                                 ------                                             ---------
                                                                                                           % of Common Stock
                                 Number of Shares         % of Common             Number of Shares      Ownership if _________
                                Beneficially Owned      Stock Ownership          Beneficially Owned         Shares Sold (8)
                                ------------------      ---------------          ------------------         ---------------
William A. Coates (1)                 49,318                 3.18%
Paul D. Hollen, III (2)               66,743                 4.29%
L. Wayne Pearson (3)                  73,052                 4.69%
Robert M. Scott (4)                   47,574                 3.06%
James H. Sexton, Jr. (5)              39,118                 2.52%
James P. Smith (6)                    38,739                 2.50%

All Directors, nominees and
executive officers as a
group (6 persons) (7)                 314,544                19.37%

------------------------------
Except as noted, to the knowledge of management, all shares are owned directly with sole voting power.

(1)  Includes stock options for 11,354 shares.

(2) Includes stock options for 17,605 shares. Does not include 4,392 shares owned by Mr. Hollen's wife as to which he disclaims beneficial ownership.

(3) Includes stock options for 19,367 shares. Does not include 16,398 shares owned by Mr. Pearson's wife as to which he disclaims beneficial ownership.

(4) Includes stock options for 15,672 shares. Does not include 11,251 shares owned by Mr. Scott's wife as to which he disclaims beneficial ownership.

(5)  Includes stock options for 11,183 shares.

(6)  Includes stock options for 10,433 shares.

(7)  Includes stock options for 85,614 shares.

(8)  Assumes no exercise of over-allotment option.

                           SUPERVISION AND REGULATION

         Banks and bank holding companies are extensively regulated under both federal and state law. The following information describes statutory and regulatory provisions, and is qualified in its entirety by reference to the applicable statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on our business.

General

         As a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"), Southcoast is subject to the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Under the BHCA, Southcoast's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Southcoast may engage in a broader range of activities if it becomes a "financial holding company" pursuant to the Gramm-Leach-Bliley Act, which is briefly described below. The BHCA prohibits Southcoast from acquiring direct or indirect control of more than 5% of the outstanding voting stock, or substantially all of the assets of any bank, or from merging or consolidating with another bank holding company without prior approval of the Federal Reserve. Additionally, the BHCA prohibits Southcoast from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business, unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such non-banking related activities.

         Southcoast also is subject to regulation and supervision by the South Carolina State Board of Financial Institutions (the "State Board"). A South Carolina bank holding company must provide the State Board with information with respect to the financial condition, operations, management and inter-company relationships of the holding company and its subsidiaries. The State Board also may require such other information as is necessary to keep itself informed about whether the provisions of South Carolina law and the regulations and orders issued thereunder by the State Board have been complied with, and the State Board may examine any bank holding company and its subsidiaries.

Obligations of Southcoast to its Subsidiary Bank

         A number of obligations and restrictions are imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution is in danger of becoming insolvent or is insolvent. For example, under the policy of the Federal Reserve, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act, as amended ("FDIA"), require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") of the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

         The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of Southcoast Community Bank.

         Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to the federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Capital Adequacy Guidelines for Bank Holding Companies and State Banks

         The various federal bank regulators, including the Federal Reserve and the FDIC, have adopted risk-based and leverage capital adequacy guidelines for assessing bank holding company and bank capital adequacy. These standards define what qualifies as capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks.

         The risk-based capital standards of both the Federal Reserve and the FDIC explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agencies in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agencies as a factor in evaluating a bank's capital adequacy. The Federal Reserve also has recently issued additional capital guidelines for bank holding companies that engage in certain trading activities.

         Failure to meet capital guidelines could subject Southcoast Community Bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits.

         Southcoast and Southcoast Community Bank exceeded all applicable capital requirements at December 31, 2002 and June 30, 2003.

Payment of Dividends

         Southcoast is a legal entity separate and distinct from its bank subsidiary. Most of the revenues of Southcoast are expected to result from dividends paid to Southcoast by Southcoast Community Bank. There are statutory and regulatory requirements applicable to the payment of dividends by Southcoast Community Bank as well as by Southcoast to its shareholders. It is not anticipated that Southcoast will pay cash dividends in the near future.

Certain Transactions by Southcoast with its Affiliates

         Federal law regulates transactions among Southcoast and its affiliates, including the amount of our bank's loans to, or investments in, nonbank affiliates and the amount of advances to third parties collateralized by securities of an affiliate. Further, a bank holding company and its affiliates are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC Insurance Assessments

         Because our bank's deposits are insured by the BIF, it is subject to insurance assessments imposed by the FDIC. Currently, the assessments imposed on all FDIC deposits for deposit insurance have an effective rate ranging from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, legislation enacted in 1996 requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation ("FICO"). To cover these obligations, during 2002, the FDIC assessed BIF-insured deposits and SAIF-insured deposits in a range of 1.82 to 1.70 basis points per $100 of deposits. Currently the FDIC is assessing BIF-insured and SAIF-insured deposits each 1.60 basis points per $100 of deposits to cover the interest on FICO obligations. The FICO assessment will continue to be adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report and Thrift Financial Report submissions.

Regulation of Southcoast Community Bank

         Southcoast Community Bank is subject to examination by the FDIC and the State Board. In addition, the bank is subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries and consumer credit and laws relating to branch banking. Southcoast Community Bank's loan operations are also subject to certain federal consumer credit laws and regulations promulgated thereunder, including, but not limited to: the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act, requiring financial institutions to provide certain information concerning their mortgage lending; the Equal Credit Opportunity Act and the Fair Housing Act, prohibiting discrimination on the basis of certain prohibited factors in extending credit; and the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies. The deposit operations of Southcoast Community Bank are also subject to the Truth in Savings Act, requiring certain disclosures about rates paid on savings accounts; the Expedited Funds Availability Act, which deals with the disclosure of the availability of funds deposited in accounts and the collection and return of checks by banks; the Right to Financial Privacy Act, which imposes a duty to maintain certain confidentiality of consumer financial records, and the Electronic Funds Transfer Act and regulations promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services. In addition, the bank is subject to the Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; the Bank Secrecy Act, dealing with, among other things, the reporting of certain currency transactions; and the USA Patriot Act, dealing with, among other things, standards for verifying customer information at account opening.

         Southcoast Community Bank is also subject to the requirements of the Community Reinvestment Act (the "CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's actual performance in meeting community credit needs is evaluated as part of the examination process, and also is considered in evaluating mergers, acquisitions and applications to open a branch or facility. We received an "Outstanding" rating in our last CRA examination.

Other Safety and Soundness Regulations

         Prompt Corrective Action. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized."

         A bank that is "undercapitalized"  becomes subject to provisions of the
FDIA: restricting payment of capital distributions and management fees; requiring the FDIC to monitor the condition of the bank; requiring submission by the bank of a capital restoration plan; restricting the growth of the bank's assets, and requiring prior approval of certain expansion proposals. A bank that is "significantly undercapitalized" is also subject to restrictions on compensation paid to senior management of the bank, and a bank that is "critically undercapitalized" is further subject to restrictions on the activities of the bank and restrictions on payments of subordinated debt of the bank. The purpose of these provisions is to require banks with less than adequate capital to act quickly to restore their capital and to have the FDIC move promptly to take over banks that are unwilling or unable to take such steps.

         Brokered Deposits. Under current FDIC regulations, "well capitalized" banks may accept brokered deposits without restriction, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payment of rates), while "undercapitalized" banks may not accept brokered deposits. The regulations provide that the definitions of "well capitalized", "adequately capitalized" and "undercapitalized" are the same as the definitions adopted by the agencies to implement the prompt corrective action provisions described in the previous paragraph. Management does not believe that these regulations will have a material adverse effect on the operations of Southcoast Community Bank.

Interstate Banking

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, Southcoast and any other adequately capitalized bank holding company located in South Carolina can acquire a bank located in any other state, and a bank holding company located outside South Carolina can acquire any South Carolina-based bank, in either case subject to certain deposit percentage and other restrictions. Unless prohibited by state law, adequately capitalized and managed bank holding companies are permitted to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank is permitted only if the laws of the host state expressly permit it. The authority of a bank to establish and operate branches within a state continue to be subject to applicable state branching laws. South Carolina law was amended, effective July 1, 1996, to permit such interstate branching but not to allow de novo branching by an out-of-state bank.

Gramm-Leach-Bliley Act

         The Gramm-Leach-Bliley Act, which makes it easier for affiliations between banks, securities firms and insurance companies to take place, became effective November 12, 1999. The act removes Depression-era barriers that once separated banks and securities firms, and seeks to protect the privacy of consumers' financial information.

         Under provisions of the new legislation, which were effective March 11, 2000, and regulations adopted by the appropriate regulators, banks, securities firms and insurance companies are able to structure new affiliations through a holding company structure or through a financial subsidiary. The legislation creates a new type of bank holding company called a "financial holding company" which has powers much more extensive than those of standard holding companies. These expanded powers include authority to engage in "financial activities," which are activities that are (1) financial in nature; (2) incidental to activities that are financial in nature; or (3) complementary to a financial activity and that do not impose a safety and soundness risk. Significantly, the permitted financial activities for financial holding companies include authority to engage in merchant banking and insurance activities, including insurance portfolio investing. A bank holding company can qualify as a financial holding company and expand the services it offers only if all of its subsidiary depository institutions are well-managed, well-capitalized and have received a rating of "satisfactory" on their last CRA examination.

         The legislation also creates another new type of entity called a "financial subsidiary." A financial subsidiary may be used by a national bank or a group of national banks to engage in many of the same activities permitted for a financial holding company, though several of these activities, including real estate development or investment, insurance or annuity underwriting, insurance portfolio investing and merchant banking, are reserved for financial holding companies. A bank's investment in a financial subsidiary affects the way in which the bank calculates its regulatory capital, and the assets and liabilities of financial subsidiaries may not be consolidated with those of the bank. A bank must also be certain that its risk management procedures are adequate to protect it from financial and operational risks created both by itself and by any financial subsidiary. Further, a bank must establish policies to maintain the separate corporate identities of the bank and its financial subsidiary and to prevent each from becoming liable for the obligations of the other.

         The act also establishes the concept of "functional supervision," meaning that similar activities should be regulated by the same regulator. Accordingly, the act spells out the regulatory authority of the bank regulatory agencies, the Securities and Exchange Commission and state insurance regulators so that each type of activity is supervised by a regulator with corresponding expertise. The Federal Reserve is intended to be an umbrella supervisor with the authority to require a bank holding company or financial holding company or any subsidiary of either to file reports as to its financial condition, risk management systems, transactions with depository institution subsidiaries and affiliates, and compliance with any federal law that it has authority to enforce.

         Although the act reaffirms that states are the regulators for insurance activities of all persons, including federally-chartered banks, the act prohibits states from preventing depository institutions and their affiliates from conducting insurance activities.

         The act also establishes a minimum federal standard of privacy to protect the confidentiality of a consumer's personal financial information and gives the consumer the power to choose how personal financial information may be used by financial institutions.

         Southcoast anticipates that the act and the regulations adopted pursuant to the act will be likely to create new opportunities for it to offer expanded services to customers in the future, though Southcoast has not yet determined what the nature of the expanded services might be or when Southcoast might find it feasible to offer them. Southcoast further expects that the act will increase competition from larger financial institutions that are currently more capable than Southcoast of taking advantage of the opportunity to provide a broader range of services. However, Southcoast continues to believe that its commitment to providing high quality, personalized service to customers will permit it to remain competitive in its market area.

Legislative Proposals

         New proposed legislation which could significantly affect the business of banking has been introduced or may be introduced in Congress from time to time. We cannot predict the future course of such legislative proposals or their impact on Southcoast and Southcoast Community Bank should they be adopted.

Fiscal and Monetary Policy

         Banking is a business which depends to a large extent on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of Southcoast and Southcoast Community Bank are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their impact on Southcoast and Southcoast Community Bank cannot be predicted.

                          DESCRIPTION OF CAPITAL STOCK

         We are a South Carolina corporation. As such, the rights of our shareholders and other matters relating to our stock are controlled by South Carolina law. This document contains important information about shareholder rights and prospective investors should review it carefully before making a decision to invest. The following summarizes certain provisions of the articles of incorporation and state law, but is not complete and is qualified by reference to the articles of incorporation and by the applicable statutory provisions.

         Capitalization. We are authorized to issue 20,000,000 shares of common stock (no par value). Our common stock has unlimited voting rights and is entitled to receive our net assets upon dissolution. We are not authorized to issue preferred stock.

         Voting Rights; No Cumulative Voting. In general, each holder of our common stock is entitled to one vote per share and to the same and identical voting rights as other holders of our common stock. In the election of directors, each shareholder has the right to vote the number of shares he owned on the record date for as many persons as there are directors to be elected. Cumulative voting is not permitted. Absence of cumulative voting makes it more difficult to effect a change in the board of directors.

         Mergers, Consolidations, Exchanges, Sales of Assets or Dissolution. Our articles of incorporation provide that with respect to (i) any plan of merger, consolidation or exchange, (ii) any plan for the sale of all, or substantially all, of our property and assets, with or without the good will, or (iii) any resolution to dissolve us, which plan or resolution shall not have been adopted by the affirmative vote of at least two-thirds of the full board of directors, such plan or resolution must be approved by the affirmative vote of holders of 80% of our outstanding shares. If at least two-thirds of the full board of directors approve any such plan or resolution, the plan or resolution need only be approved by the affirmative vote of holders of two-thirds of our outstanding shares. Consequently, unless two-thirds of the directors favor such a plan or resolution, it may be very difficult to effect any such transaction.

         Classified Board of Directors. Our articles provide that the board of directors has the power to set the number of directors from time to time at six or more directors. The articles provide further that the board of directors shall be divided into three classes, each class to be as nearly equal in number as possible. The terms of directors in each group expire in a different year. At each annual shareholders' meeting, directors are chosen for a term of three years to succeed those directors whose terms expire. Existence of a classified board makes it more difficult to effect a change in control because it would normally require at least two elections to gain a majority representation on the board, and three elections to change the entire board.

         Nomination of Directors. Our articles provide that no person shall be eligible to be elected a director of Southcoast at a meeting of shareholders unless that person has been nominated by a shareholder entitled to vote at such meeting by giving written notice of such nomination to the secretary at least 90 days prior to the date of the meeting. The notice is required to include any information required by our bylaws.

         Removal of Directors. Our articles provide that an affirmative vote of 80% of our outstanding shares are required to remove any or all of the directors without cause.

         Duty of Directors. Our articles provide that when evaluating any proposed plan of merger, consolidation, exchange or sale of all or substantially all of our assets, the board of directors shall consider the interests of our employees and the community or communities in which we and our subsidiaries, if any, do business, in addition to the interests of our shareholders. Absent this provision, under existing common law, directors would be required to give paramount consideration with respect to such matters to the best interests of shareholders.

         Limitation of Director Liability. Our articles provide that, to the extent permitted by the South Carolina Business Corporation Act, our directors will not be personally liable to us or our shareholders for monetary damages for breaches of their fiduciary duties. This provision does not, however, eliminate or limit the liability of any director (i) for any breach of the director's duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) imposed for unlawful distributions as set forth in the South Carolina Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit.

         No Preemptive Rights. Our shareholders do not have preemptive rights with respect to the issuance of additional shares, options or rights of any class of our stock. As a result, the directors may sell additional authorized shares of our common stock without first offering them to existing shareholders and giving them the opportunity to purchase sufficient additional shares to prevent dilution of their ownership interests.

         Quorum. A majority of the shares entitled to vote constitutes a quorum at any meeting of shareholders.

         Amendment to Articles of Incorporation. Unless an amendment has been approved by the affirmative vote of at least two-thirds of the full board of directors, no amendment to our articles which amends, alters, repeals or is inconsistent with any of provisions of the articles described in the nine paragraphs immediately above, or in the provisions relating to business combinations set forth under "Statutory Matters" below, shall be effective unless it is approved by the affirmative vote of 80% of our outstanding shares. If two-thirds of the full board of directors approve such an amendment, the amendment need only be approved by holders of two-thirds of our outstanding shares. Amendments to change the number and classes of shares we are authorized issue and to change our name only require the approval of a majority of the outstanding shares. Other amendments requiring shareholder approval must be approved by two-thirds of the outstanding shares.

         Dividends. Shareholders of our common stock will be entitled, pro rata, to dividends paid by us when, if and as declared by the board of directors from funds legally available, whether in cash or in stock, but have no specific right to dividends. The determination and declaration of dividends are within the discretion of the board of directors and will take into account our financial condition, results of operations and other relevant factors. No assurances can be given that any future dividends will be declared or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods. Southcoast Community Bank may not declare or pay a cash dividend on any of its stock if it is insolvent or if the payment of the dividend would render it insolvent or if the effect thereof would cause the minimum capital of the bank to be reduced below the minimum capital requirements imposed by the FDIC. The bank must also obtain approval of the State Board prior to paying any cash dividend. If we issue preferred stock, the terms of such stock may require us to pay dividends to holders of the preferred shares under some circumstances. The payment of dividends to holders of preferred stock will not entitle common stockholders to the payment of dividends. We are not presently authorized to issue any preferred stock and authorization to do so would require an amendment to our articles of incorporation.

         Conversion; Redemption; Sinking Fund. None of our common stock is convertible, has any redemption rights or is entitled to any sinking fund.

         Statutory Matters.

         Business Combination Statute. The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions, but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Our articles of incorporation specifically provide that we are subject to the South Carolina business combination statute. An amendment of the articles of incorporation to provide that the statute no longer applies would permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.

         Control Share Acquisitions. The South Carolina corporations law also contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 33-1/3% or 50%) from obtaining voting control with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

         The legislation provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement" with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders. We are not authorized by our articles of incorporation or bylaws to redeem control shares.

         Indemnification of Directors and Officers. Under South Carolina law, a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that their conduct was lawful and in the corporate interest (or not opposed thereto) set forth by statute. A corporation may also provide insurance for directors and officers against liability arising out of their positions even though the insurance coverage is broader than the power of the corporation to indemnify. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer against reasonable expenses incurred by him in connection with the proceeding. Our articles of incorporation do not limit such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         General. Taken together, the foregoing provisions of our articles of incorporation and South Carolina law favor maintenance of the status quo and may make it more difficult to change current management, and may impede a change of control of us even if desired by a majority of our shareholders.

                                  UNDERWRITING

         We and Trident  Securities,  Inc.,  a division of McDonald  Investments
Inc., the underwriter for the offering, have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions contained in the underwriting agreement, Trident has agreed to purchase from us all of the shares of common stock in this offering.

         Trident proposes to offer the shares of common stock directly to the public at the public offering price set forth on the cover of this prospectus and to certain securities dealers at that price less a concession not to exceed $____ per share. Trident may allow, and these dealers may re-allow, a discount of not more than $____ per share on sales to other brokers or dealers. If all of the shares are not sold at the public offering price, Trident may change the offering price and other selling terms.

         We have granted to Trident an option, exercisable for 30 days after the date of this prospectus, to purchase up to _________ additional shares of our common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus. Trident may exercise this option only to cover over-allotments, if any, made in connection with this offering. We will be obligated, pursuant to the option, to sell these additional shares of common stock to Trident to the extent the option is exercised. If any additional shares of common stock are purchased, Trident will offer the additional shares on the same terms as those on which the _________ shares are being offered.

         The underwriting agreement provides that the obligations of Trident are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of Trident may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that Trident is obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described above.

         The shares of common stock are being offered by Trident, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of certain legal matters by counsel for Trident and other conditions specified in the underwriting agreement. Trident reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

         The following table shows the per share and total underwriting discount that we will pay to Trident. These amounts are shown assuming both no exercise and full exercise of Trident's over-allotment option to purchase additional shares.

                                              Without                  With
                                          Over-Allotment          Over-Allotment

           Per share
           Total

         We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $______ and are payable by us.

         Each of our executive officers and directors has agreed that he will not offer, sell, contract to sell or otherwise dispose of any shares of common stock or any securities exercisable for or convertible into common stock owned by him or acquired in the offering, in the open market or otherwise, for a period of 90 days from the date of this prospectus, without the prior written consent of Trident. This consent may be given at any time without public notice.

         In connection with this offering, Trident may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

o Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

o Over-allotment transactions involve sales by Trident of shares of common stock in excess of the number of shares Trident is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-alloted by Trident is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. Trident may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

o Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, Trident will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the over-allotment option. If Trident sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if Trident is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

o Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

         These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor Trident make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on any market where our common stock trades or otherwise and, if commenced, may be discontinued at any time.

         We have agreed to indemnify Trident against specified liabilities, including liabilities under the Securities Act, and to contribute to payments that Trident may be required to make in respect thereof.

         From time to time, Trident has provided, and may continue to provide, investment banking services to us in the ordinary course of its business.

                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Haynsworth Sinkler Boyd, P.A., Columbia, South Carolina. Certain matters in this offering will be passed upon for Trident by LeClair Ryan, A Professional Corporation, Richmond, Virginia.

                               ACCOUNTING MATTERS

         Our financial statements at December 31, 2002 and December 31, 2001, and the years then ended have been audited by Elliott Davis, LLC, Certified Public Accountants, as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of such firm given upon their authority as certified public accountants.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected, and copies may be obtained upon payment of prescribed fees, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information about operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding Southcoast and other companies that file electronically with the SEC.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act relating to the common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and accompanying exhibits. For further information about Southcoast and the common stock we are offering, refer to the registration statement, including the exhibits. The registration statement can be inspected and copied at the public reference facilities of the SEC at the address above and copies of such materials can be obtained by mail from the Public Reference Room of the SEC at such address at prescribed rates. The registration statement and exhibits to it may also be inspected on the SEC's website.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants................................................................F-2
Consolidated Balance Sheets as of December 31, 2002 and 2001......................................................F-3
Consolidated Statements of Income for the years ended December 31, 2002 and 2001..................................F-4
Consolidated Statements of Shareholders' Equity and Comprehensive Income
 for the years ended December 31, 2002 and 2001 ..................................................................F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2002 and 2001..............................F-6
Notes to Consolidated Financial Statements........................................................................F-7

Condensed Consolidated Balance Sheets (Unaudited) as of June 30, 2003 and December 31, 2002......................F-24
Condensed Consolidated Statements of Income (Unaudited) for the
 six months and three months ended June 30, 2003 and June 30, 2002.............................................. F-25
Condensed Consolidated Statements of  Shareholders' Equity and Comprehensive
 Income (Unaudited) for the six months ended June 30, 2003 and June 30, 2002.....................................F-26
Condensed Consolidated Statements of Cash Flows (Unaudited) for the six months
 ended June 30, 2003 and June 30, 2002                                                                           F-27
Notes to Unaudited Condensed Consolidated Financial Statements...................................................F-28

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors
Southcoast Financial Corporation and Subsidiary
Mount Pleasant, South Carolina


         We have audited the accompanying consolidated balance sheets of Southcoast Financial Corporation and Subsidiary (the "Company") as of December 31, 2002 and 2001 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southcoast Financial Corporation and Subsidiary at December 31, 2002 and 2001 and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                             /s/ Elliott Davis, LLC

Greenville, South Carolina
February 13, 2003, except for Notes 1, 19 and 24 as to which the date is July 18, 2003

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                                               December 31,
                                                                                                               ------------
                                                                                                         2002                2001
                                                                                                         ----                ----
                                                          ASSETS
CASH AND DUE FROM BANKS ......................................................................       $  5,489,586         $6,627,108

FEDERAL FUNDS SOLD ...........................................................................         14,583,000            560,000
                                                                                                     ------------       ------------

          Cash and cash equivalents ..........................................................         20,072,586          7,187,108

INVESTMENT SECURITIES
    Available for sale .......................................................................          5,948,452          6,793,358
    Federal Home Loan Bank stock, at cost ....................................................          1,315,000          1,490,000

LOANS HELD FOR SALE ..........................................................................          8,682,559          4,125,049

LOANS, NET ...................................................................................        134,729,227         95,737,280

PROPERTY AND EQUIPMENT, NET ..................................................................          8,054,485          7,748,698

OTHER ASSETS .................................................................................          2,366,408          1,227,427
                                                                                                     ------------       ------------

          Total assets .......................................................................       $181,168,717       $124,308,920
                                                                                                     ============       ============

                                           LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS
       Noninterest bearing ...................................................................       $ 17,393,322       $ 12,667,145
       Interest bearing ......................................................................        115,262,096         69,188,562
                                                                                                     ------------       ------------

          Total deposits .....................................................................        132,655,418         81,855,707

OTHER BORROWINGS .............................................................................         23,500,000         30,400,000

OTHER LIABILITIES ............................................................................          1,303,847            503,721
                                                                                                     ------------       ------------

          Total liabilities ..................................................................        157,459,265        112,759,428
                                                                                                     ------------       ------------

TRUST PREFERRED DEBT .........................................................................         11,000,000                  -

COMMITMENTS AND CONTINGENCIES - Notes 10 and 14



SHAREHOLDERS' EQUITY
    Common stock, no par value, 20,000,000 shares authorized,
       1,321,996 and 1,197,482  shares issued and outstanding in 2002
       and 2001, respectively ................................................................         11,378,910         11,339,708
    Retained earnings ........................................................................          1,289,321            142,621
    Accumulated other comprehensive income ...................................................             41,221             67,163
                                                                                                     ------------       ------------

          Total shareholders' equity .........................................................         12,709,452         11,549,492
                                                                                                     ------------       ------------

          Total liabilities and shareholders' equity .........................................       $181,168,717       $124,308,920
                                                                                                     ============       ============

     The accompanying notes are an integral part of these consolidated financial statements.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                                    For the years ended December 31,
                                                                                                    --------------------------------
                                                                                                        2002                 2001
                                                                                                        ----                 ----
INTEREST INCOME
    Loans and fees on loans ..............................................................           $8,888,033           $8,002,876
    Investment securities ................................................................              315,742              457,881
    Federal funds sold ...................................................................              168,835               82,334
                                                                                                     ----------           ----------
          Total interest income ..........................................................            9,372,610            8,543,091

INTEREST EXPENSE
    Deposits .............................................................................            2,805,306            3,210,328
    Other borrowings .....................................................................              945,147            1,097,124
    Trust preferred debt .................................................................              163,941                    -
                                                                                                     ----------           ----------
          Total interest expense .........................................................            3,914,394            4,307,452
          Net interest income ............................................................            5,458,216            4,235,639

PROVISION FOR POSSIBLE LOAN LOSSES .......................................................              479,930              321,000
                                                                                                     ----------           ----------

          Net interest income after provision for possible loan losses ...................            4,978,286            3,914,639

NONINTEREST INCOME
    Service fees on deposit accounts .....................................................              640,552              419,267
    Fees on loans sold ...................................................................              647,941              598,857
    Gain on sale of investment securities ................................................              198,516                    -
    Other ................................................................................              280,283              119,258
                                                                                                     ----------           ----------

          Total noninterest income .......................................................            1,767,292            1,137,382
                                                                                                     ----------           ----------

NONINTEREST EXPENSES
    Salaries and employee benefits .......................................................            2,917,092            2,456,106
    Occupancy ............................................................................              327,129              253,867
    Furniture and equipment ..............................................................              502,784              394,284
    Advertising and public relations .....................................................              111,696               70,996
    Professional fees ....................................................................              164,480              195,073
    Travel and entertainment .............................................................              150,655              186,470
    Telephone, postage and supplies ......................................................              280,538              237,104
    Insurance ............................................................................               89,685               99,940
    Other operating ......................................................................              321,919              149,169
                                                                                                     ----------           ----------
          Total noninterest expenses .....................................................            4,865,978            4,043,009
                                                                                                     ----------           ----------
          Income before income taxes .....................................................            1,879,600            1,009,012

INCOME TAX EXPENSE .......................................................................              732,900              362,595
                                                                                                     ----------           ----------

          Net income .....................................................................           $1,146,700           $  646,417
                                                                                                     ==========           ==========

BASIC NET INCOME PER COMMON SHARE* .......................................................           $     0.75           $     0.48
                                                                                                     ==========           ==========

DILUTED NET INCOME PER COMMON SHARE* .....................................................           $     0.72           $     0.47
                                                                                                     ==========           ==========

WEIGHTED AVERAGE NUMBER OF COMMON
    SHARES OUTSTANDING*
       Basic .............................................................................            1,525,091            1,339,600
                                                                                                     ==========           ==========
       Diluted ...........................................................................            1,586,423            1,382,176
                                                                                                     ==========           ==========

*Per share and weighted average number of share amounts have been restated to reflect the 10% and 5% stock dividends granted during 2003 (see note 24).

The accompanying notes are an integral part of these consolidated financial statements.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                 For the years ended December 31, 2002 and 2001


                                                                                                        Accumu-
                                                                                                        lated
                                                                                                        other
                                                                                                        compre-         Total
                                                               Common stock             Retained        hensive        share-
                                                               ------------             earnings         income       holders'
                                                           Shares        Amount         (deficit)       (loss)         equity
                                                           ------        ------         ---------       ------         ------

Balance, December 31, 2000 .......................        947,872    $  9,669,155    $   (503,796)   $    (12,793)   $  9,152,566
                                                                                                                     ------------

     Net income ..................................              -               -         646,417               -         646,417
     Other comprehensive income:
        Unrealized holding gains on securities
           available for sale, net of income taxes
           taxes of $44,368 ......................              -               -               -          79,956          79,956
                                                                                                                     ------------

     Comprehensive income ........................                                                                        726,373
     Stock dividend (10%) ........................         93,756               -               -               -               -
     Stock offering, net of offering costs
           of $37,163 ............................        159,677       1,719,936               -               -       1,719,936
     Repurchase of stock .........................        (11,775)       (109,103)              -               -        (109,103)
     Employee stock purchase plan ................          7,952          59,720               -               -          59,720
                                                     ------------    ------------    ------------    ------------    ------------

Balance, December 31, 2001 .......................      1,197,482      11,339,708         142,621          67,163      11,549,492
                                                                                                                     ------------

     Net income ..................................              -               -       1,146,700               -       1,146,700
     Other comprehensive income:
       Unrealized holding gains on securities
           available for sale, net of income
           taxes of $59,928 ......................              -               -               -          96,542               -
       Less reclassification adjustment for gains
           included in net income, net of income
           taxes of $76,093 ......................              -               -               -        (122,484)        (25,942)
                                                                                                     ------------    ------------
     Comprehensive income ........................                                                                      1,120,758

     Stock dividend (10%) ........................        120,016               -               -               -               -
     Employee stock purchase plan ................          4,498          39,202               -               -          39,202
                                                     ------------    ------------    ------------    ------------    ------------

Balance, December 31, 2002 .......................      1,321,996    $ 11,378,910    $  1,289,321    $     41,221    $ 12,709,452
                                                     ============    ============    ============    ============    ============


     The accompanying notes are an integral part of these consolidated financial statements.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  For the years ended December 31,
                                                                                                  --------------------------------
                                                                                                   2002                      2001
                                                                                                   ----                      ----
OPERATING ACTIVITIES
    Net income .................................................................             $  1,146,700              $    646,417
    Adjustments to reconcile net income to net cash
       used for operating activities
       Deferred income taxes ...................................................                   54,477                   (27,005)
       Provision for possible loan losses ......................................                  479,930                   321,000
       Depreciation and amortization ...........................................                  533,881                   427,539
       Origination of loans held for sale ......................................              (47,417,411)              (49,032,706)
       Proceeds from sale of loans held for sale ...............................               42,859,901                45,464,327
       Gain on sale of investment securities ...................................                 (198,516)                        -
       (Increase) decrease in other assets .....................................                 (741,196)                    8,185
       Increase (decrease) in other liabilities ................................                  800,126                   (75,448)
                                                                                             ------------              ------------

            Net cash used for operating activities .............................               (2,482,108)               (2,267,691)
                                                                                             ------------              ------------

INVESTING ACTIVITIES
    Proceeds from sale of investment securities ................................               11,481,876                         -
    Purchase of investment securities ..........................................              (10,500,000)               (3,199,761)
    Sale of Federal Home Loan Bank stock .......................................                  175,000                         -
    Increase in loans, net .....................................................              (39,471,877)              (22,180,516)
    Purchase of property and equipment .........................................               (1,256,326)               (1,987,154)
                                                                                             ------------              ------------

          Net cash used for investing activities ...............................              (39,571,327)              (27,367,431)
                                                                                             ------------              ------------

FINANCING ACTIVITIES
    Increase (decrease) in other borrowings ....................................               (6,900,000)               14,700,000
    Proceeds from trust preferred debt .........................................               11,000,000
    Payments made on other borrowings ..........................................                        -                  (525,000)
    Purchase of common stock ...................................................                        -                  (109,103)
    Proceeds from sale of stock, net ...........................................                   39,202                 1,779,656
    Net increase in deposits ...................................................               50,799,711                15,684,111
                                                                                             ------------              ------------

            Net cash provided by financing activities ..........................               54,938,913                31,529,664
                                                                                             ------------              ------------

            Net increase in cash and cash equivalents ..........................               12,885,478                 1,894,542

CASH AND CASH EQUIVALENTS, BEGINNING OF

    YEAR .......................................................................                7,187,108                 5,292,566
                                                                                             ------------              ------------

CASH AND CASH EQUIVALENTS, END OF YEAR .........................................             $ 20,072,586              $  7,187,108
                                                                                             ============              ============

CASH PAID FOR
    Interest ...................................................................             $  3,672,370              $  4,370,814
                                                                                             ============              ============

    Income taxes ...............................................................             $    363,779              $    377,300
                                                                                             ============              ============



     The accompanying notes are an integral part of these consolidated financial statements.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

         Southcoast Financial Corporation (the "Company") is a South Carolina corporation organized in 1999 for the purpose of being a holding company for Southcoast Community Bank (the "Bank"). On April 29, 1999, pursuant to a Plan of Exchange approved by the shareholders, all of the outstanding shares of capital stock of Southcoast Community Bank were exchanged for shares of common stock of the Company. The Company presently engages in no business other than that of owning Southcoast Community Bank, has no employees, and operates as one business segment. The Company is regulated by the Federal Reserve Board. The consolidated financial statements include the accounts of the Company and Southcoast Community Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. For ease of presentation, the formation of the holding company has been treated as if it occurred at the earliest date presented in these consolidated financial statements. This presentation has no effect on net income or shareholders' equity.

         Southcoast Community Bank was incorporated in 1998 and operates as a South Carolina chartered bank providing full banking services to its customers. Southcoast Community Bank is subject to regulation by the South Carolina Board of Financial Institutions and the Federal Deposit Insurance Corporation.

Estimates
         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of credit risk
         The Company, through its subsidiary, makes loans to individuals and businesses in and around Charleston and Berkley Counties for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

Investment securities
         The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The statement requires investments in equity and debt securities to be classified into three categories:

Available for sale: These are securities which are not classified as either held to maturity or as trading securities. These securities are reported at fair market value. Unrealized gains and losses are reported, net of income taxes, as separate components of shareholders' equity (accumulated other comprehensive income).  Gains  or  losses  on  dispositions  of  securities  are  based on the difference  between the net  proceeds and the  adjusted  carrying  amount of the securities sold, using the specific identification method. Premiums and discounts are amortized into interest income by a method that approximates a level yield.

Held to maturity: These are investment securities which the Company has the ability and intent to hold until maturity. These securities are stated at cost, adjusted for amortization of premiums and the accretion of discounts. The Company has no held to maturity securities.

Trading: These are securities which are bought and held principally for the purpose of selling in the near future. Trading securities are reported at fair market value, and related unrealized gains and losses are recognized in the income statement. The Company has no trading securities.

                                                                     (Continued)

Loans held for sale
         Loans held for sale consist of 1-4 family  residential  mortgage loans.
They are reported at the lower of cost or market value on an aggregate loan basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of loans sold.

Loans, interest and fee income on loans
         Loans are stated at the principal balance outstanding. Unearned discount, unamortized loan fees, and the allowance for possible loan losses are deducted from total loans in the balance sheet. Interest income is recognized on an accrual basis over the term of the loan based on the principal amount outstanding. Points on real estate loans are recognized as income to the extent they represent the direct cost of initiating a loan. The amount in excess of direct costs is deferred and amortized over the expected life of the loan.

         Loans are generally placed on non-accrual status when principal or interest becomes ninety days past due, or when payment in full is not anticipated. When a loan is placed on non-accrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on non-accrual loans are not recorded as interest income, but are used to reduce principal. Loans are not returned to accrual status until the borrower demonstrates the ability to pay principal and interest. Loans on non-accrual status as well as real estate acquired through foreclosure or deed taken in lieu of foreclosure are considered non-performing assets.

Allowance for possible loan losses
         The provision for possible loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve to meet the present and foreseeable risk characteristics of the current loan portfolio. Management's judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, and prevailing and anticipated economic conditions. Loans which are determined to be uncollectible are charged against the allowance. Provision for possible loan losses and recoveries on loans previously charged off are added to the allowance.

         The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This standard requires that all lenders value loans at the loan's fair value if it is probable that the lender will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate.

         Under SFAS No. 114, as amended by SFAS No. 118, when the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the reported principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

         A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting. As of December 31, 2002 and 2001, the Company had no impaired loans.





                                                                     (Continued)

Property and equipment
         Property, furniture and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale, or other disposition the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

Debt issuance costs
         Trust preferred debt issuance costs are amortized over the life of the debt using the straight-line method, which approximated the effective yield method.

Income taxes
         The financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes versus for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax return. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Advertising and public relations expense
         Advertising, promotional and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailings are expensed in the period in which the direct mailings are sent.

Net income per common share
         Net income per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share". The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for diluted earnings per share. In March 2002 and 2001 and April 2003, the Company declared a ten percent stock dividend and declared an additional 5% stock dividend in July 2003 (see note 24). Per share amounts have been retroactively restated to reflect the stock dividends.

Statement of cash flows
         For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due From Banks" and "Federal Funds Sold." Cash and cash equivalents have an original maturity of three months or less.

Fair value of financial instruments
         SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," as amended by SFAS No. 119, requires disclosure of fair value information for financial instruments, whether or not recognized in the balance sheet, when it is practicable to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock. In addition, other nonfinancial instruments such as property and equipment and other assets and liabilities are not subject to the disclosure requirements.

         The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

          Cash and due from banks - The carrying amounts reported in the balance sheets for cash and due from banks (cash on hand, due from banks and interest bearing deposits with other banks) approximate their fair values.

          Federal funds sold - The carrying amounts of federal funds sold approximate their fair values.

                                                                     (Continued)

          Investment securities available for sale - Fair values for investment securities available for sale are based on quoted market prices.

          Federal Home Loan Bank stock - The carrying amounts of Federal Home Loan Bank stock approximate their fair values.

          Loansheld for sale - The carrying amounts of loans held for sale approximate their fair values.

          Loans - For variable rate loans that reprice frequently and for loans that mature within three months, fair values are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses, with interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

          Deposits - The fair values disclosed for deposits with no defined maturities is equal to their carrying amounts which represent the amount payable on demand. The carrying amounts for variable rate, fixed-term money market accounts approximate their fair value at the reporting date. Fair values fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

          Other borrowings and trust preferred debt - For other borrowings that reprice frequently, fair values are based on carrying values. Fair values for all other borrowings are estimated using discounted cash flow analyses, based on Southcoast Community Bank's current incremental borrowing rates for similar types of borrowing arrangements.

          Off-balance sheet instruments - Fair values of off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Stock based compensation
         The Company has a stock-based employee compensation plan which is further described in Note 16. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                                                                   For the years ended December 31,
                                                                                                   --------------------------------
                                                                                                    2002                    2001
                                                                                                    ----                    ----
Net income, as reported ...........................................................             $ 1,146,700             $   646,417
Deduct:  Total stock-based employee compensation
     expense determined under fair value based method,
     net of related tax effects ...................................................                 (19,375)                (31,763)
                                                                                                -----------             -----------
Pro forma net income ..............................................................             $ 1,127,325             $   614,654
                                                                                                ===========             ===========
Net income per common share*:
     Basic - as reported ..........................................................             $      0.75             $      0.48
                                                                                                ===========             ===========
     Basic - pro forma ............................................................             $      0.74             $      0.46
                                                                                                ===========             ===========
     Diluted - as reported ........................................................             $      0.72             $      0.47
                                                                                                ===========             ===========
     Diluted - pro forma ..........................................................             $      0.71             $      0.44
                                                                                                ===========             ===========

*Per share amounts have been restated to reflect the 10% and 5% stock dividends granted during 2003 (see note 24).

                                                                     (Continued)

The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model. The risk free interest rate was 5.90 percent, the expected option life was five years and the assumed dividend rate was zero.

Recently Issued Accounting Standards
         The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the
Company:

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement requires companies to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of assets. A corresponding asset (which is depreciated over the life of the asset) must also be recorded. The provisions of SFAS No. 143 were adopted by the Company on January 1, 2003 with no impact on financial position and results of operations.

         In April 2002, The FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishments of Debt," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers" and amends SFAS No. 13,
"Accounting for Leases." This new statement requires gains and losses from extinguishment of debt to be classified as an extraordinary item only if they meet the criteria of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," which will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The adoption of the provisions of SFAS No. 145 had no impact on the Company's financial position or results of operations.

         In June 2002,  the FASB  issued  SFAS No.  146,  "Accounting  for Costs
Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement applies to costs associated with specific exit activities and requires a liability for a cost associated with an exit or disposal activity to be recognized and measured initially at its fair value in the period in which the liability is incurred. A liability for a cost associated with an exit or disposal activity is incurred when the definition of a liability is met. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The provisions of this statement were adopted by the Company on January 1, 2003 with no impact on financial position or results of operations.

         In October 2002, the FASB issued SFAS No. 147, "Accounting for Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, "Business Combinations." This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions." SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 was effective upon issuance and had no impact on the Company's financial statements.



                                                                     (Continued)

         In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123." This Statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted this standard effective December 31, 2002 and has included the required disclosures in the footnotes to the financials. The Company has not elected the fair value treatment of stock-based compensation and the adoption of this standard had no impact on its financial position.

         Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Risks and Uncertainties
         In the normal course of its business the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from borrower's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

         The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators' judgments based on information available to them at the time of their examination.

Reclassifications
         Certain prior year amounts have been reclassified to conform with the current presentation. These reclassifications have no effect on previously reported shareholders' equity or net income.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

           Southcoast Community Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at Southcoast Community Bank or on deposit with the Federal Reserve Bank of Richmond. At December 31, 2002 and 2001 these required reserves were met by vault cash.

NOTE 3 - FEDERAL FUNDS SOLD

           When Southcoast Community Bank's cash reserves (Note 2) are in excess of the required amount, it may lend the excess to other banks on a daily basis. As of December 31, 2002 and 2001, federal funds sold amounted to $14,583,000 and $560,000, respectively.

NOTE 4 - INVESTMENT SECURITIES

           The amortized cost and fair value of investment securities are as follows:

                                                                                                 December 31, 2002
                                                                                                  Gross unrealized
                                                                             Amortized            ----------------           Fair
                                                                                cost            Gains         Losses         value
                                                                                ----            -----         ------         -----
Available for sale
  Federal agencies .................................................        $4,885,567        $   62,885        $   -     $4,948,452
  Other ............................................................         1,000,000                 -            -      1,000,000
                                                                            ----------        ----------        -----     ----------

       Total investment securities available for sale ..............        $5,885,567        $   62,885        $   -     $5,948,452
                                                                            ==========        ==========        =====     ==========



                                                                                                 December 31, 2001
                                                                                                  Gross unrealized
                                                                             Amortized            ----------------           Fair
                                                                                cost            Gains         Losses         value
                                                                                ----            -----         ------         -----
Available for sale
  Federal agencies .................................................        $6,188,417        $  104,941       $   -      $6,293,358
  Other ............................................................           500,000                 -           -         500,000
                                                                            ----------        ----------       -----      ----------

       Total investment securities available for sale ..............        $6,688,417        $  104,941       $   -      $6,793,358
                                                                            ==========        ==========       =====      ==========



           The amortized costs and fair values of investment securities available for sale at December 31, 2002, by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Amortized
                                                            Cost      Fair value
                                                            ----      ----------
Due after one but within five years ..................   $4,000,000   $4,042,216
Due after ten years ..................................    1,885,567    1,906,236
                                                         ----------   ----------

  Total investment securities available for sale .....   $5,885,567   $5,948,452
                                                         ==========   ==========

           All of the investment securities (with an aggregate amortized cost of $5,885,567 ($5,948,452 fair value)) at December 31, 2002 were pledged to secure public deposits and for other purposes, as required or permitted by law.

Federal Home Loan Bank stock, at cost
           The Bank, as a member institution of the Federal Home Loan Bank of Atlanta ("FHLB"), is required to own capital stock in the FHLB based generally upon the balance of residential mortgage loans pledged and FHLB borrowings. The stock is pledged to secure FHLB borrowings. No ready market exists for this stock, and it has no quoted market value. However, redemption of this stock has historically been at par value.

NOTE 5 - LOANS

           The composition of loans by major loan category is presented below:

                                                          December 31,
                                                          ------------
                                                     2002               2001
                                                     ----               ----

Commercial ...............................     $  78,793,240      $  45,435,061
Real estate - construction ...............        16,826,295            103,274
Real estate - mortgage ...................        35,648,564         46,552,537
Consumer .................................         5,117,388          4,861,572
                                               -------------      -------------

                                                 136,385,487         96,952,444
Allowance for possible loan losses .......        (1,656,260)        (1,215,164)
                                               -------------      -------------
                                               $ 134,729,227      $  95,737,280
                                               =============      =============

           At December 31, 2002 and 2001, non-accrual loans totaled $101,854 and $814,982, respectively. The gross interest income which would have been recorded under the original terms of the loans amounted to $4,462 and $28,224, in 2002 and 2001, respectively. As of December 31, 2002, loans totaling $31,517,000 were pledged to the FHLB as collateral for borrowings from the FHLB (see Note 8).

           The following is a summary of the activity within the allowance for possible loan losses for the periods presented:

                                                For the years ended December 31,
                                                --------------------------------
                                                     2002               2001
                                                     ----               ----

Balance, beginning of year .................      $ 1,215,164       $   940,758
Provision for possible loan losses .........          479,930           321,000
Loans charged-off ..........................          (38,834)          (46,594)
                                                  -----------       -----------

Balance, end of year .......................      $ 1,656,260       $ 1,215,164
                                                  ===========       ===========


NOTE 6 - PROPERTY AND EQUIPMENT

           Components of property and equipment are as follows:

                                                                                                      December 31,
                                                                                                      ------------
                                                                       Estimated
                                                                     Useful lives                 2002                2001
                                                                     ------------                 ----                ----
Land                                                                                          $2,085,766          $1,780,528
Furniture and equipment ........................................     3 - 10 years              2,262,699           2,195,571
Buildings and improvements .....................................     5 - 40 years              4,703,672           4,620,122
                                                                                              ----------          ----------

                                                                                               9,052,137           8,596,221
Less accumulated depreciation ..................................                                 997,652             847,523
                                                                                              ----------          ----------

        Total property and equipment ...........................                              $8,054,485          $7,748,698
                                                                                              ==========          ==========

           Depreciation expense for the years ended December 31, 2002 and 2001 was $514,380 and $408,039, respectively.

NOTE 7 - DEPOSITS

           The following is a detail of deposit accounts:

                                                          December 31,
                                                          ------------
                                                    2002                2001
                                                    ----                ----

Noninterest bearing deposits .............       $ 17,393,322       $ 12,667,145
Interest bearing
   NOW ...................................          7,583,183          9,472,986
   Money market ..........................         19,888,986         16,371,325
   Savings ...............................          1,277,325          1,027,909
   Time, less than $100,000 ..............         60,934,525         31,251,856
   Time, $100,000 and over ...............         25,578,077         11,064,486
                                                 ------------       ------------
       Total deposits ....................       $132,655,418       $ 81,855,707
                                                 ============       ============

           Interest   expense  on  time  deposits   greater  than  $100,000  was
approximately $779,000 and $752,000, in 2002 and 2001, respectively.

           At December 31, 2002 and 2001, Southcoast Community Bank had approximately $20,255,000 and $18,074,000 in time deposits from customers outside their market area.

           At December 31, 2002, the scheduled maturities of time deposits are as follows:

                   2003                                   $ 78,609,279
                   2004                                      6,164,377
                   2005                                      1,015,965
                   2006                                         84,257
                   2007                                        638,724
                                                          ------------
                                                          $ 86,512,602
                                                          ============

NOTE 8 - OTHER BORROWINGS

           Other borrowings include advances from the FHLB and Bankers Bank. They are collateralized by FHLB stock and pledges of certain residential mortgage loans and are summarized as follows:

                                                                                                   December 31,
                                                                                                   ------------
        Maturity                                     Rate                                    2002                2001
        --------                                     ----                                    ----                ----

June, 2003                          Variable (1.30% at December 31, 2002)                  $ 6,200,000         $   600,000
June, 2002                          Variable (1.83% at December 31, 2001)                            -           9,800,000
March, 2002                         Variable (1.94% at December 31, 2001)                            -           2,500,000
December, 2003                                      3.60%                                    3,500,000           3,500,000
March, 2004                                         5.84%                                      300,000             500,000
May, 2005                                           7.07%                                    2,000,000           2,000,000
September, 2010                                     5.55%                                    7,000,000           7,000,000
February,  2011                                     4.31%                                    4,500,000           4,500,000
                                                                                           -----------         -----------
                                                                                           $23,500,000         $30,400,000
                                                                                           ===========         ===========

NOTE 9 - TRUST PREFERRED DEBT

           On May 3, 2002 and December 16, 2002, in two separate transactions, Southcoast Capital Trust I and II (the "Capital Trusts"), wholly-owned subsidiaries of the Company, issued and sold a total of 11,000 floating rate securities, with a $1,000 liquidation amount per security, (the "Capital Securities") to institutional buyers in a pooled trust preferred issue. The Capital Securities, which are reported on the consolidated balance sheet as trust preferred debt, generated proceeds of $11.0 million. The Capital Trusts loaned these proceeds to Company to use for general corporate purposes. The trust preferred debt qualifies as tier 1 capital under Federal Reserve Board guidelines.

           Debt issuance costs, net of accumulated amortization, from trust preferred debt totaled $378,000 at December 31, 2002 and are included in other assets on the consolidated balance sheet. Amortization of debt issuance costs from trust preferred debt totaled $28,061 and is reported in other noninterest expense on the consolidated statement of income.

           The Capital Securities in the first transaction accrue and pay distributions annually at a rate per annum equal to the three-month LIBOR plus 375 basis points, which was 5.13 percent at December 31, 2002. This rate may not exceed 12 percent through July 2007. The distribution rate payable on the Capital Securities is cumulative and payable semi-annually in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 10 consecutive semi-annual periods, provided that no extension period may extend beyond the maturity date of May 3, 2032.

           The Capital Securities in the second transaction accrue and pay distributions quarterly at a rate per annum equal to the three-month LIBOR plus 335 basis points, which was 4.73 percent at December 31, 2002. This rate may not exceed 12 percent through December 2007. The distribution rate payable on the Capital Securities is cumulative and payable semi-annually in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 10 consecutive semi-annual periods, provided that no extension period may extend beyond the maturity date of December 16, 2032.

           The Company has no current intention to exercise its right to defer payments of interest on the Capital Securities.

           The Capital Securities are mandatorily redeemable upon maturity on May 3, 2032 and December 16, 2032 or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part, on or after May 23, 2008 and December 16, 2008.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

           The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's financial position.

NOTE 11 - UNUSED LINES OF CREDIT

           At December 31, 2002, Southcoast Community Bank had an unused line of credit to purchase federal funds totaling $3,500,000 from an unrelated bank. The line of credit is available on a one to seven day basis for general corporate purposes of Southcoast Community Bank. The lender has reserved the right to withdraw the line at their option.

NOTE 12 - INCOME TAXES

           The following summary of the provision for income taxes includes tax deferrals which arise from temporary differences in the recognition of certain items of revenue and expense for tax and financial reporting purposes for the years ended December 31:

                                                        2002             2001
                                                        ----             ----

Income taxes currently payable
    Federal ..................................       $ 696,602        $ 356,000
    State ....................................          51,600           33,600
                                                     ---------        ---------

                                                       748,202          389,600
Deferred tax provision (benefit) .............          54,477          (27,005)
Change in valuation allowance ................         (69,779)               -
                                                     ---------        ---------

       Provision .............................       $ 732,900        $ 362,595
                                                     =========        =========


       The income tax effect of cumulative temporary differences for deferred tax assets (liabilities) at December 31, are as follows:

                                                              December 31,
                                                              ------------
                                                          2002           2001
                                                          ----           ----

Allowance for loan losses ........................     $ 563,128      $ 413,156
Net operating loss carryforward ..................             -         12,801
Unrealized gain on investment securities .........       (21,654)       (37,778)
Depreciation .....................................      (305,795)      (202,092)
Other ............................................         7,200         95,145
                                                       ---------      ---------

    Net deferred tax asset before
      valuation allowance ........................       242,879        281,232
Valuation allowance ..............................       (69,779)             -
                                                       ---------      ---------

          Net deferred tax asset .................     $ 173,100      $ 281,232
                                                       =========      =========


         The net deferred tax asset is reported in other assets in the balance sheets at December 31, 2002 and 2001.

           The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate on income before income taxes for the years ended December 31, as follows:

                                                                                    2002                             2001
                                                                                    ----                             ----
                                                                        Amount             %               Amount              %
                                                                        ------         --------            ------         ----------
Tax expense (benefit) at statutory rate .....................        $ 639,100               34%        $ 343,100                34%
Increase (decrease) in taxes resulting from:
   State bank tax (net of federal benefit) ..................           34,000                2            22,200                 2
   Officer's life insurance .................................           14,000                1
   Other tax preference items ...............................           45,800                2            (2,705)                -
                                                                     ---------        ---------         ---------         ---------

       Tax provision (benefit) ..............................        $ 732,900               39%        $ 362,595                36%
                                                                     =========        =========         =========         =========

NOTE 13 - RELATED PARTY TRANSACTIONS

           Directors, executive officers and their affiliates are customers of and have banking transactions with the Bank in the ordinary course of business. These transactions were made on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions.


                                                                     (Continued)

           A summary of loan transactions with directors and executive officers, including their affiliates, are as follows:

                                                       For the years ended
                                                           December 31,
                                                           ------------
                                                      2002                2001
                                                      ----                ----

Balance, beginning of year ...............         $ 568,069          $ 145,956
   New loans .............................                 -            572,800
   Repayments ............................          (117,649)          (150,687)
                                                   ---------          ---------

Balance, end of year .....................         $ 450,420          $ 568,069
                                                   =========          =========


           Deposits  by  directors  and  executive  officers,   including  their
affiliates, at December 31, 2002 and 2001 approximate $795,467 and $348,000, respectively.

           A company affiliated with one of the Bank's directors leases office space from the Bank on a month-to-month basis. Total lease payments received in 2002 and 2001 were $28,800 and $28,800, respectively.


NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

           The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

           The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Bank's commitments is as follows:

                                                            December 31,
                                                            ------------
                                                      2002                2001
                                                      ----                ----

Commitments to extend credit .............        $18,834,105        $ 9,679,375
Standby letters of credit ................            418,032            221,903


           Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

           Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral varies but may include accounts receivable, inventory, equipment, marketable securities and property. Since letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

                                                                     (Continued)

NOTE 15 - EMPLOYEE BENEFIT PLAN

           The Company maintains a 401(k) Plan for the benefit of all eligible employees. Upon ongoing approval of the Board of Directors, the Company matches employee contributions equal to 50 percent of the first six percent of compensation, subject to certain adjustments and limitations. Additionally, all eligible employees receive a three percent contribution from the Company. Contributions made to the Plan in 2002 and 2001 amounted to $95,595 and $77,377, respectively.

NOTE 16 - STOCK OPTION PLAN

           During 2000, the Board of Directors approved a stock option plan for the benefit of the directors, officers and employees. The Board may grant options at an option price per share not less than the fair market value on the date of grant. All options granted to officers and employees vest immediately and expire five years from the grant date.

           A summary of the status of the plan and changes during the year is presented below (all shares have been adjusted for stock dividends):

                                                                             For the years ended December 31,
                                                                             --------------------------------
                                                                         2002                                2001
                                                                         ----                                ----
                                                                              Weighted                                  Weighted
                                                                               average                                   average
                                                               Shares       exercise price             Shares         exercise price
                                                               ------       --------------             ------         --------------

Outstanding at beginning of year .................             94,289        $    5.38                  100,914       $     5.43
Granted ..........................................                  -                -                        -                -
Exercised ........................................                  -                -                        -                -
Forfeited or expired .............................               (363)            6.51                   (6,625)            5.37
                                                               ------                                   -------

Outstanding at end of year .......................             93,926              5.43                   94,289            5.38
                                                               ======                                   ========

Options exercisable at year end ..................             93,926              5.43                   94,289            5.38
                                                               ======                                   ========

Shares available for grant .......................             27,074                                     26,711
                                                               ======                                   ========

         The plan is administered by the Board of Directors (the "Board") or by a committee designated by the Board. The plan provides that if the shares of common stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of common stock as a stock dividend on its outstanding common stock, the number of shares of common stock deliverable upon the exercise of options shall be increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

NOTE 17 - EMPLOYEE STOCK PURCHASE PLAN

         During 2000, the Board approved a non-compensatory Employee Stock Purchase Plan for the benefit of officers and employees. Beginning July 1, 2000, officers and employees were allowed to have payroll withholdings for the purpose of buying Company stock. The purchase price is 85 percent of the closing quoted market price of the first or last business day of the quarter, whichever is less. Shares for the quarter are purchased during the first month of the following quarter.

NOTE 18 - STOCK REPURCHASE

         During 2000, the Board of Directors approved the repurchase of up to 126,500 shares of the Company's common stock at market rates. All shares repurchased throughout the year have been retired. As of December 31, 2001, the Company has repurchased 124,769 shares at an average price of $8.56 per share. The Company did not repurchase any stock in 2002.


NOTE 19 - NET INCOME PER COMMON SHARE

         SFAS No. 128, "Earnings per Share", requires that Southcoast Community Bank present basic and diluted net income per common share. The assumed conversion of stock options creates the difference between basic and diluted net income per common share. Basic net income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented. The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for diluted earnings per share. The weighted average number of common shares outstanding for basic net income per common share was 1,525,091 and 1,339,600, in 2002 and 2001, respectively. The weighted average number of common shares outstanding for diluted net income per common shares was 1,586,423 in 2002 and 1,382,176 in 2001. See note 24.


NOTE 20 - DIVIDENDS

         There are no current plans to initiate payment of cash dividends and future dividend policy will depend on the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors. Southcoast Community Bank is restricted in its ability to pay dividends to the Company under the laws and regulations of the State of South Carolina. Generally, these restrictions require Southcoast Community Bank to pay dividends derived solely from net profits.


NOTE 21 - REGULATORY MATTERS

         Southcoast Community Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Southcoast Community Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Southcoast Community Bank must meet specific capital guidelines that involve quantitative measures of Southcoast Community Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Southcoast Community Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require Southcoast Community Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2002, that Southcoast Community Bank meets all capital adequacy requirements to which it is subject.






                                                                     (Continued)

         As of December 31, 2002, the most recent notification of the regulators categorized Southcoast Community Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. Southcoast Community Bank's actual capital amounts and ratios and minimum regulatory amounts and ratios are presented as follows:

                                                                                                             To be well capitalized
                                                                                            For capital     under prompt corrective
                                                                                         Adequacy purposes      action provisions
                                                                      Actual                  Minimum                Minimum
                                                                      ------                  -------                -------
                                                              Amount         Ratio      Amount       Ratio     Amount        Ratio
                                                              ------         -----      ------       -----     ------        -----
                                                                                          (amounts in $000)
As of December 31, 2002
Total capital (to risk weighted assets) ...............       $17,107        12.8%     $10,681        8.0%     $13,351        10.0%

Tier 1 capital (to risk weighted assets) ..............        15,451        11.6        5,341        4.0        8,011         6.0

Tier 1 capital (to average assets) ....................        15,451         9.2        6,706        4.0        8,382         5.0

As of December 31, 2001
Total capital (to risk weighted assets) ...............       $11,428        12.6%     $ 7,276        8.0%     $ 9,096        10.0%

Tier 1 capital (to risk weighted assets) ..............        10,290        11.3        3,638        4.0        5,457         6.0

Tier 1 capital (to average assets) ....................        10,290         8.6        4,768        4.0        5,955         5.0

NOTE 22 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair values of the Company's financial instruments were as follows (amounts in thousands):

                                                                                              December 31,
                                                                                              ------------
                                                                                  2002                              2001
                                                                                  ----                              ----
                                                                       Carrying           Fair           Carrying            Fair
                                                                        Amount            Value           Amount             value
                                                                        ------            -----           ------             -----
 Financial assets:
   Cash and due from banks .................................          $  5,490          $  5,490          $  6,627          $  6,627
   Federal funds sold ......................................            14,583            14,583               560               560
   Investment securities ...................................             7,263             7,263             8,283             8,283
   Loans held for sale .....................................             8,683             8,683             4,125             4,125
   Loans, gross ............................................           136,385           138,079            96,952            97,698

Financial liabilities:
   Deposits ................................................           132,655           133,101            81,856            82,356
   Other borrowings ........................................            23,500            23,997            30,400            29,991
   Trust preferred debt ....................................            11,000            11,000                 -                 -

Financial  instruments  with  off-balance
sheet risk:
   balance sheet risk:
   Commitments to extend credit ............................            18,834            18,834             9,679             9,679
   Standby letters of credit ...............................               418               418               222               222

NOTE 23 - PARENT COMPANY FINANCIAL INFORMATION

           Following is condensed financial information of Southcoast Financial Corporation (parent company only):


                            CONDENSED BALANCE SHEETS

                                                              December 31,
                                                              ------------
                                                        2002                2001
                                                        ----                ----
ASSETS
     Cash ..........................................   $ 6,489,000   $   902,344
     Investment in bank subsidiary .................    15,509,341    10,377,296
     Property and equipment ........................     1,030,185       788,420
     Other assets ..................................       693,850        92,432
                                                       -----------   -----------

           Total assets ............................   $23,722,376   $12,160,492
                                                       ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
     Accounts payable ..............................   $    12,924   $    11,000
     Borrowings ....................................             -       600,000

     Trust preferred debt ..........................    11,000,000             -
     Shareholders' equity ..........................    12,709,452    11,549,492
                                                       -----------   -----------

         Total liabilities and shareholders' equity    $23,722,376   $12,160,492
                                                       ===========   ===========




                         CONDENSED STATEMENTS OF INCOME

                                                                                                  For the years ended December 31,
                                                                                                  --------------------------------
                                                                                                    2002                     2001
                                                                                                    ----                     ----

INCOME
    Dividend from subsidiary ....................................................              $         -               $   375,000
    Other .......................................................................                  255,295                       156
                                                                                               -----------               -----------

                                                                                                   255,295                   375,156

EXPENSES ........................................................................                  274,261                   157,677
                                                                                               -----------               -----------

     Income (loss) before income taxes ..........................................                  (18,966)                  217,479

INCOME TAX BENEFIT ..............................................................                    5,611                    56,707
                                                                                               -----------               -----------

    Income (loss) before equity in undistributed net
    income (loss) of bank subsidiary ............................................                  (13,355)                  274,186

EQUITY IN UNDISTRIBUTED NET INCOME
         OF BANK SUBSIDIARY .....................................................                1,160,055                   372,231
                                                                                               -----------               -----------
    Net income (loss) ...........................................................              $ 1,146,700               $   646,417
                                                                                               ===========               ===========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                 For the years ended December 31,
                                                                                                 --------------------------------
                                                                                                     2002                  2001
                                                                                                     ----                  ----

OPERATING ACTIVITIES
         Net income ..................................................................          $  1,146,700           $    646,417
         Adjustments to reconcile net income to net cash
             provided by operating activities:

            Equity in undistributed net income
             of bank subsidiary ......................................................            (1,160,055)              (372,231)
            Increase in other assets .................................................              (599,350)               (52,244)
            Increase (decrease) in other liabilities .................................                 1,924                 10,677
                                                                                                ------------           ------------

         Net cash provided by (used for) operating activities ........................              (610,781)               232,619
                                                                                                ------------           ------------


INVESTING ACTIVITIES
         Cash contribution to bank subsidiary ........................................            (4,000,000)                     -
                                                                                                ------------           ------------

FINANCING ACTIVITIES
         Purchase of property and equipment ..........................................              (241,765)              (788,420)
         Proceeds from borrowings ....................................................                     -                      -
         Proceeds from trust preferred debt ..........................................            11,000,000                      -
         Payments made on borrowings .................................................              (600,000)              (325,000)
         Proceeds from sale of stock, net ............................................                39,202              1,779,656
         Repurchase of common stock ..................................................                     -               (109,103)
                                                                                                ------------           ------------

Net cash provided by financing activities ............................................            10,197,437                557,133
                                                                                                ------------           ------------

Net change in cash ...................................................................             5,586,656                789,752

CASH, BEGINNING OF YEAR ..............................................................               902,344                112,592
                                                                                                ------------           ------------

CASH, END OF YEAR ....................................................................          $  6,489,000           $    902,344
                                                                                                ============           ============


NOTE 24 - SUBSEQUENT EVENTS

         During April, 2003, the Company granted a 10% stock dividend to shareholders of record at May 9, 2003. Additionally, during July, 2003, the Company granted a 5% stock dividend to shareholders of record at July 21, 2003. The net income per common share and weighted average number of common shares outstanding as well as stock-based compensation disclosures within these consolidated financial statements have been retroactively restated to reflect these stock dividends.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                                                      (Unaudited)
                                                                                                       June 30,         December 31,
                                                                                                         2003                2002
                                                                                                         ----                ----
ASSETS
   Cash and due from banks .................................................................        $ 11,221,929        $  5,489,586
   Federal funds sold ......................................................................           7,916,000          14,583,000
   Investment securities available for sale ................................................           5,601,740           5,948,452
   Federal Home Loan Bank Stock, at cost ...................................................           1,235,000           1,315,000
   Loans held for sale .....................................................................           4,978,603           8,682,559
   Loans, net of allowance of $2,071,112 and $1,656,260 ....................................         178,228,775         134,729,227
   Property and equipment - net ............................................................           8,578,818           8,054,485
   Other assets ............................................................................           2,468,347           2,366,408
                                                                                                    ------------        ------------
       Total assets ........................................................................        $220,229,212        $181,168,717
                                                                                                    ============        ============

LIABILITIES
   Deposits
     Noninterest bearing ...................................................................        $ 26,059,631        $ 17,393,322
     Interest bearing ......................................................................         140,004,321         115,262,096
                                                                                                    ------------        ------------
       Total deposits ......................................................................         166,063,952         132,655,418

   Other borrowings ........................................................................          28,700,000          23,500,000
     Other liabilities .....................................................................             956,813           1,303,847
                                                                                                    ------------        ------------
       Total liabilities ...................................................................         195,720,765         157,459,265
   Trust preferred debt ....................................................................          11,000,000          11,000,000

SHAREHOLDERS' EQUITY
   Common stock, no par value;  20,000,000 shares authorized; 1,463,788 shares
     outstanding at June 30, 2003 and 1,321,996 at December 31, 2002 .......................          11,433,330          11,378,910
   Retained earnings .......................................................................           2,023,382           1,289,321
   Accumulated other comprehensive income ..................................................              51,735              41,221
                                                                                                    ------------        ------------
       Total shareholders' equity ..........................................................          13,508,447          12,709,452
                                                                                                    ------------        ------------

       Total liabilities and shareholders' equity ..........................................        $220,229,212        $181,168,717
                                                                                                    ============        ============







     See notes to unaudited condensed consolidated financial statements.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                                  Six months        Six months        Three months     Three months
                                                                     Ended             Ended             Ended            Ended
                                                               June 30, 2003       June 30, 2002     June 30, 2003    June 30, 2002
                                                               -------------       -------------     -------------    -------------

INTEREST INCOME
Loans, including fees ..................................         $5,483,015         $4,126,155         $2,932,074         $2,134,371
Investment securities ..................................             86,500            147,309              4,900             94,998
Federal funds sold .....................................            165,540             79,020            112,938             55,056
                                                                 ----------         ----------         ----------         ----------

         Total interest income .........................          5,735,055          4,352,484          3,049,912          2,284,425

INTEREST EXPENSE
Deposits and borrowings ................................          2,225,897          1,759,533          1,110,862            979,443
                                                                 ----------         ----------         ----------         ----------

         Net interest income ...........................          3,509,158          2,592,951          1,939,050          1,304,982

Provision for  loan losses .............................            425,000            259,172            305,000            153,629
                                                                 ----------         ----------         ----------         ----------

Net interest income after provision ....................          3,084,158          2,333,779          1,634,050          1,151,353

NON INTEREST INCOME
Service fees on deposit accounts .......................            442,416            273,280            228,584            151,433
Fees on loans sold .....................................            394,900            272,800            187,272            142,240
Other ..................................................            146,975            329,026            107,581            190,063
                                                                 ----------         ----------         ----------         ----------

     Total non interest income .........................            984,291            875,106            523,437            483,736

NON INTEREST EXPENSES
Salaries and employment benefits .......................          1,828,733          1,430,336            964,556            728,654
Occupancy ..............................................            205,868            185,904            118,232             88,246
Furniture and equipment ................................            315,937            223,624            160,336            117,955
Advertising and public relations .......................             27,290             51,737              6,645             29,814
Professional fees ......................................            101,974             63,627             71,642             26,836
Travel and entertainment ...............................             85,882             73,866             52,200             34,380
Telephone, postage and supplies ........................            103,361            138,331             59,264             60,536
Other operating expenses ...............................            252,903            201,763            126,770            106,013
                                                                 ----------         ----------         ----------         ----------

         Total non interest expenses ...................          2,921,948          2,369,188          1,559,645          1,192,434
                                                                 ----------         ----------         ----------         ----------

     Income before income tax ..........................          1,146,501            839,697            597,842            442,655
     Income tax ........................................            412,440            328,481            215,822            175,610
                                                                 ----------         ----------         ----------         ----------

     Net income ........................................         $  734,061         $  511,216         $  382,020         $  267,045
                                                                 ==========         ==========         ==========         ==========

Basic Net Income Per Common Share ......................         $      .48         $      .34         $      .25         $      .18
Diluted Net Income Per Common Share ....................         $      .46         $      .32         $      .24         $      .17

Weighted Average Shares Outstanding

     Basic .............................................          1,529,445          1,524,113          1,531,191          1,524,807
     Diluted ...........................................          1,597,771          1,582,512          1,602,225          1,587,325

See notes to unaudited condensed consolidated financial statements.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
      CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                   (Unaudited)


                                                                                                         Accumulated        Total
                                                                 Common stock                               other          share-
                                                                 ------------             Retained      comprehensive      holders'
                                                            Shares         Amount         earnings       income(loss)      equity
                                                            ------         ------         --------       ------------      ------

BALANCE, JANUARY 1, 2002 ...........................       1,197,482     $11,339,708     $   142,621     $    67,163     $11,549,492
     Net income ....................................                                         511,216                         511,216
     Other comprehensive income, net
         of tax:
         Unrealized holding losses on
              securities available for sale ........                                                          19,073          19,073

     Comprehensive income ..........................                                                                         530,289

     Stock  dividend ...............................         120,016
     Employee stock purchase plan ..................           2,681          23,272                                          23,272
                                                           ---------     -----------     -----------     -----------     -----------


BALANCE, June 30, 2002 .............................       1,320,179     $11,362,980     $   653,837     $    86,236     $12,103,053
                                                           =========     ===========     ===========     ===========     ===========



BALANCE, JANUARY 1, 2003 ...........................       1,321,996     $11,378,910     $ 1,289,321     $    41,221     $12,709,452

     Net income ....................................                                         734,061                         734,061

     Other comprehensive income, net
         of tax:
         Unrealized holding losses on
              securities available for sale ........                                                          10,514          10,514

     Comprehensive income ..........................                                                                         744,575

     Stock dividend ................................         132,479

     Stock options .................................           7,731          38,136                                          38,136
     Employee stock purchase plan ..................           1,582          16,284                                          16,284
                                                           ---------     -----------     -----------     -----------     -----------


BALANCE, June 30, 2003 .............................       1,463,788     $11,433,330     $ 2,023,382     $    51,735     $13,508,447
                                                           =========     ===========     ===========     ===========     ===========

     See notes to unaudited condensed consolidated financial statements.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                                                      Six months ended June 30,
                                                                                                      -------------------------
OPERATING ACTIVITIES                                                                                  2003                   2002
                                                                                                      ----                   ----
     Net income ....................................................................           $    734,061            $    511,216
     Adjustments to reconcile net income to net
     cash provided  by operating activities:
         Income tax ................................................................                412,440                 328,481
         Provision for loan losses .................................................                425,000                 259,172
         Depreciation and amortization .............................................                317,690                 227,929
         Increase in other assets ..................................................               (101,939)               (689,436)
         Increase (decrease) in other liabilities ..................................               (756,388)                734,926
                                                                                               ------------            ------------
              Net cash provided by operating activities ............................              1,030,864               1,372,288
                                                                                               ------------            ------------

INVESTING ACTIVITIES

     (Increase) decrease in federal funds sold .....................................              6,667,000              (7,744,000)
     Sale (purchase) of investment securities available for sale ...................                422,133              (4,724,260)
     Net increase in loans .........................................................            (40,220,592)            (21,502,591)
     Purchase of property and equipment ............................................               (830,016)               (866,325)
                                                                                               ------------            ------------
              Net cash used for investing activities ...............................            (33,961,475)            (34,837,176)
                                                                                               ------------            ------------

FINANCING ACTIVITIES

     Increase (decrease) in borrowings .............................................              5,200,000             (13,000,000)
     Increase in Trust Preferred Securities ........................................                      -               4,000,000
     Proceeds from sale of stock, net ..............................................                 54,420                  23,272
     Net increase in deposits ......................................................             33,408,534              39,499,803
                                                                                               ------------            ------------
              Net cash provided by financing activities ............................             38,662,954              30,523,075
                                                                                               ------------            ------------

              Increase (decrease) in cash and due from banks .......................              5,732,343              (2,941,813)


CASH AND DUE FROM BANKS, BEGINNING OF PERIOD .......................................              5,489,586               6,627,108
                                                                                               ------------            ------------

CASH AND DUE FROM BANKS, END OF PERIOD .............................................           $ 11,221,929            $  3,685,295
                                                                                               ============            ============







     See notes to unaudited condensed consolidated financial statements.

                        SOUTHCOAST FINANCIAL CORPORATION
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1   -  BASIS  OF PRESENTATION

             The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310 (b) of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not include all information and notes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments ) considered necessary for a fair presentation have been included.

NOTE 2 - ORGANIZATION

Southcoast Financial Corporation (the "Company") is a South Carolina corporation organized in 1999 for the purpose of being a holding company for Southcoast Community Bank (the "Bank"). On April 29, 1999, pursuant to a Plan of Exchange approved by the shareholders, all of the outstanding shares of capital stock of the Bank were exchanged for shares of common stock of the Company. The Company presently engages in no business other than that of owning the Bank and has no employees.

NOTE 3 - STOCK-BASED COMPENSATION

The Company has a stock-based employee compensation plan which is accounted for under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.


(Dollars in thousands,                                Six months ended June 30,
 except for per share data)                           -------------------------
                                                        2003           2002
                                                        ----           ----
                                                     (Unaudited)     (Unaudited)

Net income, as reported ...........................   $    734,061   $   511,216
Deduct: Total stock-based employee
     compensation expense determined
     under fair value based method
     for all awards, net of related tax effects ...          7,941         7,941
                                                      ------------   -----------

Pro forma net income ..............................   $    726,120   $   503,275
                                                      ============   ===========

Earnings per share:
     Basic - as reported ..........................   $       0.48   $      0.34
                                                      ============   ===========
    Basic - pro forma .............................   $       0.47   $      0.33
                                                      ============   ===========

    Diluted - as reported .........................   $       0.46   $      0.32
                                                      ============   ===========
     Diluted - pro forma ..........................   $       0.45   $      0.32
                                                      ============   ===========

(Dollars in thousands,                                   Quarter ended June 30,
 except for per share data)                              ----------------------
                                                          2003           2002
                                                          ----           ----
                                                      (Unaudited)    (Unaudited)

Net income, as reported ............................   $   382,020   $   267,045
Deduct: Total stock-based employee
     compensation expense determined
     under fair value based method
     for all awards, net of related tax effects ....        15,882        15,882
                                                       -----------   -----------

Pro forma net income ...............................   $   366,138   $   251,163
                                                       ===========   ===========

Earnings per share:
     Basic - as reported ...........................   $      0.25   $      0.18
                                                       ===========   ===========
     Basic - pro forma .............................   $      0.24   $      0.16
                                                       ===========   ===========
     Diluted - as reported .........................   $      0.24   $      0.17
                                                       ===========   ===========
     Diluted - pro forma ...........................   $      0.23   $      0.16
                                                       ===========   ===========

NOTE 4 - NET INCOME  PER SHARE

Net income per share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share". The treasury stock method is used to compute the effect of stock options on the weighted average number of shares outstanding for diluted earnings per share.

In April 2002 and April 2003, the Company declared ten- percent stock dividends on the Company's common stock. In July, 2003 the Company declared a special five percent stock dividend. The weighted average number of shares and all other share data have been restated for all periods presented to reflect these stock dividends.

NOTE 5 - TRUST PREFERRED SECURITIES

In May 2002 and December 2002, in two separate transactions, the Company issued $11 million of Trust Preferred Securities. These securities qualify as Tier 1 capital for regulatory purposes. They have a five-year call date with a maturity of thirty years from date of issuance. The interest rate on the securities fluctuates quarterly with the three-month LIBOR.
..
NOTE 6 - RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2003, the American Institute of Certified Public Accountants ("AICPA") issued an exposure draft of a proposed Statement of Position ("SOP"), "Allowance for Credit Losses". The proposed SOP addresses the recognition and measurement by creditors of the allowance for credit losses related to all loans, as that term is defined in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". The proposed SOP provides that the allowance for credit losses reported on a creditor's balance sheet should consist only of (1) a component for individual loan impairment recognized and measured pursuant to SFAS No. 114 and
(2) one or more components of collective loan impairment recognized pursuant to SFAS No. 5, "Accounting for Contingencies", and measured in accordance with the guidance in the proposed SOP. The provisions of the proposed SOP would be effective for financial statements for fiscal years beginning after December 15, 2003, with earlier application permitted. The effect of initially applying the provisions of the proposed SOP would be reported as a change in accounting estimate. Comments on the exposure draft are due by September 19, 2003. The effect on the financial condition or operating results of the Company related to the adoption of this proposed SOP have not been determined, but would most likely be material.

Other  accounting   pronouncements  proposed  or  adopted  by  standards-setting authorities are not expected to have a material effect on the financial position or results of operations of the Company.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                                 --------------



            TABLE OF CONTENTS


                                            Page

Summary........................................
Risk Factors...................................
Forward-Looking Statements.....................
Use of Proceeds................................
Capitalization.................................
Market for Our Common Stock....................
Dividend Policy................................
Selected Consolidated Financial Data...........
Management's Discussion and Analysis
  or Plan of Operation.........................
Business.......................................
Management.....................................
Security Ownership of Certain Beneficial
  Owners and Management........................
Supervision and Regulation.....................
Description of Capital Stock...................
Underwriting...................................
Legal Matters..................................
Accounting Matters.............................
Available Information..........................
Index to Consolidated Financial Statements..... F-1



                                __________ Shares





                     [SOUTHCOAST FINANCIAL CORPORATION LOGO]




                                  Common Stock


                                 --------------

                                   PROSPECTUS

                                 --------------






                               TRIDENT SECURITIES
                     A Division of McDonald Investments Inc.





                              ____________ __, 2003

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Under South Carolina law, a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that their conduct was lawful and in the corporate interest (or not opposed thereto) set forth by statute. A corporation may also provide insurance for directors and officers against liability arising out of their positions although the insurance coverage is broader than the power of the corporation to indemnify. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding. The Company's Articles of Incorporation do not limit such indemnification.

         The Company's Articles of Incorporation provide that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, the Articles of Incorporation do not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) imposed for unlawful distributions as set forth in Section 33-8-330 of the South Carolina Business Corporation Act of 1988, as it may be amended from time to time (the "Act") or (iv) for any transaction from which the director derived an improper personal benefit. This provision of the Articles of Incorporation eliminates or limits the liability of a director only to the maximum extent permitted from time to time by Section 33-2-102(e) and by the Act or any successor law or laws. Any repeal or modification of this protection by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Item 25.  Other Expenses of Issuance and Distribution.*

         SEC registration fee.............................           $1,035.52
         NASD filing fee..................................
         Blue Sky filing fees.............................
         Accounting fees..................................
         Legal fees and expenses..........................
         Printing and Mailing Costs.......................
         Transfer agent's fees and expenses
         Miscellaneous....................................
               Total......................................           $
                                                                     ==========

*To be filed by amendment

Item 26.  Recent Sales of Unregistered Securities:

Not applicable.

Item 27.  Exhibits.

See Exhibit Index.

Item 28.  Undertakings.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)      The registrant hereby undertakes:

         (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mt. Pleasant, State of South Carolina, on September 3, 2003.




                              By:   s/L. Wayne Pearson
                                  ----------------------------------------------
                                  L. Wayne Pearson, Chairman and Chief
                                  Executive Officer


                              By:  s/Robert M. Scott
                                   ---------------------------------------------
                                  Robert M. Scott, Executive Vice President
                                   (Principal Financial and Accounting Officer)



                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints L. Wayne Pearson and Robert M. Scott, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                                Title                                       Date

__________________________               Director                                    September __, 2003
William A. Coates

s/Paul D. Hollen, III                    Executive Vice President, Director          September 3, 2003
--------------------------------
Paul D. Hollen, III

s/L. Wayne Pearson                       Chairman, Chief Executive Officer,          September 3, 2003
--------------------------------
L. Wayne Pearson                         Director

s/Robert M. Scott                        Executive Vice President, Director          September 3, 2003
---------------------------------
Robert M. Scott

__________________________               Director                                    September __, 2003
James H. Sexton

s/James P. Smith                         Director                                    September 2, 2003
---------------------------------
James P. Smith

                                  EXHIBIT INDEX

Exhibit No. in
Item 601 of
Regulation S-B)            Description
---------------            -----------

1                          *Form of Underwriting Agreement with Trident Securities, Inc.
3.1                        Articles of Incorporation of Registrant(1)
3.2                        Bylaws of Registrant(1)
4                          Form of Common Stock Certificate(3)
5                          *Opinion of Haynsworth Sinkler Boyd, P.A.
10.1                       1999 Stock Option Plan(2)
10.2                       Form of Stock Option Agreement(3)
10.3                       Purchase  Agreement  among  the  Registrant,  Southcoast  Capital  Trust  I and  Bayview
                           Financial Trading Group, L.P., dated as of May 3, 2002 (4)
10.4                       Amended and Restated  Declaration  of Trust among the  Registrant,  Wells Fargo Delaware
                           Trust Company,  Wells Fargo Bank,  National  Association,  L. Wayne  Pearson,  Robert A.
                           Daniel, Jr. and Robert M. Scott, dated as of May 3, 2002 (4)
10.5                       Indenture between  Registrant and Wells Fargo Bank,  National  Association,  dated as of
                           May 3, 2002 (4)
10.6                       Guarantee Agreement between the Registrant and Wells Fargo Bank,  National  Association,
                           dated as of May 3, 2002 (4)
10.7                       Registrant's Junior  Subordinated  Deferrable  Interest  Debentures,  dated as of May 3,
                           2002 (4)
10.8                       Purchase  Agreement  among the Registrant,  Southcoast  Capital Trust II and Trapeza CDO
                           II, LLC, dated as of December 16, 2002 (5)
10.9                       Amended and Restated Trust Agreement among Southcoast  Financial  Corporation,  The Bank of New York,  The Bank of New York  (Delaware),  L. Wayne Pearson,  Paul D. Hollen,  III
                           and Robert M. Scott, dated as of December 16, 2002 (5)
10.10                      Junior  Subordinated  Indenture between Registrant and The Bank of New York, dated as of
                           December 16, 2002 (5)
10.11                      Guarantee  Agreement  between  Registrant and The Bank of New York, dated as of December
                           16, 2002 (5)
10.12                      Floating Rate Junior Subordinated Note, dated as of December 16, 2002 (5)
10.13                      Form of  Employment  Agreements  between the  Registrant  and each of L. Wayne  Pearson,
                           Paul D. Hollen, III and Robert M. Scott dated as of August 12, 2003.
21                         Subsidiaries of Registrant (5)
23.1                       Consent of Haynsworth Sinkler Boyd, P.A. (included in Exhibit 5)
23.2                       Consent of Independent Auditors
24                         Power of Attorney (included on signature page)
-------------------------------------------------------------------------------------------------------------------

*To be filed by amendment

(1)  Incorporated by reference to Form 10-SB filed April 10, 1999.
(2) Incorporated by reference to Form 10-KSB for the year ended December 31, 1999.
(3) Incorporated by reference to Form 10-KSB for the year ended December 31, 2000.
(4) Incorporated by reference to Form 10-QSB for the quarter ended March 31, 2002.
(5) Incorporated by reference to Form 10-KSB for the year ended December 31, 2002.